UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

ERGO SCIENCE CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

☐ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

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ERGO SCIENCE CORPORATION
790 Turnpike Street
North Andover, Massachusetts 01845
(978) 688-8833

                             , 2006

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Ergo Science Corporation (the “Company”) on January , 2007, at 10:00 a.m., at the Highlander Inn, 2 Highlander Way, Manchester, New Hampshire 03103. We look forward to greeting those stockholders who are able to attend. Enclosed herewith are the Notice of Special Meeting and the Proxy Statement addressing the purposes of the Special Meeting and soliciting, on behalf of the board of directors, proxies from holders of the Company’s common stock in respect of a proposed reverse/forward stock split.

At this meeting or by your proxies, you will be asked to vote on a proposal that, if approved, would amend the Company’s Certificate of Incorporation to provide for a 1-for-200 reverse stock split of our common stock, par value $0.01 per share (“common stock”), immediately followed by a 200-for-1 forward stock split, as a result of which stockholders of record owning less than 200 shares of common stock in the aggregate (after aggregating all common stock certificates held by such record holder) would have such shares aggregated and converted into the right to receive $2.10 in cash for each such share owned before the reverse stock split. The Company cannot purchase the fractional shares resulting from the transaction without obtaining the approval of the holders of a majority of the Company’s outstanding preferred stock, par value $0.01 per share. Consequently, the Company has arranged for the purchase of the fractional shares by William T. Comfort III, a stockholder and director of the Company.

Mr. Comfort has agreed to purchase the shares that will be converted into the right to receive cash in the transaction at a price of $2.10 for each such share owned before the reverse stock split; provided, however, that Mr. Comfort is not obligated to pay more than approximately $250,000 for such shares (which would be equal to approximately 119,047 shares). Although the Company currently estimates that the proposed transaction will result approximately 8,000 shares to be cashed out, if the number of shares to be cashed out is to exceed 119,047, the Company may arrange for the purchase of any additional fractional shares by a third party. Stockholders owning 200 or more shares of common stock would continue to hold the same number of shares after the transaction.

The Company expects the number of shares cashed out will be significantly less than 119,047. However, no third party purchaser has been identified by the Company to purchase any additional shares as of the date of this proxy statement and the Company may not be able to find another purchaser to purchase any additional shares in the future. If the board of directors determines that the number of shares to be purchased will exceed 119,047 and is not able to find a purchaser for any additional shares, or determines that the number of stockholders to be cashed out in the transaction would not reduce the number of record holders of our common stock to fewer than 300 and therefore would not enable the Company to terminate the registration of the common stock, the board may decide to abandon (and not implement) the transaction until as late as 5:00 p.m. Eastern Time on the sixtieth business day following the special meeting, which is                     , 2007, even if the stockholders have approved and authorized the transaction and without further action or authorization by the stockholders, in which case stockholders holding less than 200 shares in the aggregate (after aggregating all common stock certificates held by such record holder) would continue as stockholders and not receive any payment for their shares.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The purpose of the transaction is to reduce the number of record holders of our common stock to fewer than 300, thereby enabling the Company to terminate registration of the common stock under the Securities Exchange Act of 1934 and eliminating the significant expense required to comply with the reporting and other requirements thereunder. In connection with the deregistration, the common stock would become ineligible for quotation on the over-the-counter bulletin board maintained by the NASD, listing on a national securities exchange or for quotation on the Nasdaq Stock Market, although the common stock will be quoted on the “pink sheets” and our remaining stockholders would continue to be able to trade their shares in the over-the-counter markets or private transactions.

After careful consideration, the board of directors has concluded that in view of the common stock’s limited trading activity and the relatively small stockholder base holding more than 200 shares of the common stock, the benefits of being an Securities and Exchange Commission (“SEC”) reporting company do not justify the associated costs, especially in light of the additional costs associated with compliance with the Sarbanes-Oxley Act of 2002. If the Company does not complete the transaction, and it is unsuccessful in increasing its revenues and decreasing its operating expenses in the future, we estimate that its expenses would exceed its revenues and that its cash reserves would be depleted by the end of 2009. We estimate the transaction would save approximately $2,000,000 in 2007 and 2008, and $1,800,000 in 2009 and each year thereafter. The enclosed Proxy Statement includes a discussion of the cost savings expected to result if the transaction is consummated. See “Special Factors - Purpose and Reasons for the Transaction.” We believe that these cost-savings would be in the best interests of the Company and its continuing stockholders. In addition, the transaction would allow our stockholders of record who hold fewer than 200 shares of common stock in the aggregate (after aggregating all common stock certificates held by such record holder) immediately before the transaction the opportunity to receive cash consideration of $2.10 for each share of common stock held before the transaction, representing a premium to the common stock’s trading price prior to announcement of the transaction, without having to pay brokerage commissions and other transaction costs.

The directors other than William T. Comfort III (such directors collectively, the “non-purchasing directors”) and the full board of directors both have reviewed the proposed transaction and considered its fairness to stockholders who hold fewer than 200 shares of common stock in the aggregate (after aggregating all common stock certificates held by such record holder) as well as those holding 200 or more shares of common stock in the aggregate (after aggregating all common stock certificates held by such record holder), and have received an opinion from their financial advisor with regard to the fairness from a financial point of view of the cash consideration of $2.10 per share to be paid in the transaction to the stockholders being cashed out in the transaction.

After considering the recommendation of the non-purchasing directors and conducting its own deliberations of the issues it deemed pertinent, including alternatives to the transaction, the cost and benefits of remaining an SEC reporting company and the fairness of the transaction to stockholders, your board of directors believes this transaction is in the best interests of the Company and its stockholders and recommends that you vote “FOR” the proposal.

The enclosed Proxy Statement includes a discussion of the alternatives and factors considered by the board of directors in connection with their approval of the transaction. See “Special Factors — Background of the Transaction,” “Special Factors — Recommendation of the Non-Purchasing Directors,” and “Special Factors — Recommendation of the Board of Directors.”

Consummation of the transaction is subject to certain conditions, including the affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting. If approved, it is anticipated that the transaction will become effective soon after the Special Meeting. However, the board of directors has reserved the right to defer or abandon (and not implement) the transaction, even if the stockholders have approved and authorized the transaction, if the board of directors determines that the transaction is not then in the best interests of the Company and its stockholders. The authority to implement the transaction, if not previously implemented, will expire at 5:00 p.m. Eastern Time on the sixtieth business day following the special meeting, which is                     , 2007. Details of the proposed transaction are set forth in the accompanying proxy statement, which we urge you to read carefully in its entirety.

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IT IS VERY IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND. ACCORDINGLY, PLEASE SIGN, DATE AND RETURN YOUR PROXY FOR SHARES YOU OWN IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE.

Your interest and participation in the affairs of the Company are greatly appreciated. Thank you for your continued support.

Sincerely, /s/ Charles E. Finelli Charles E. Finelli Chief Executive Officer

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ERGO SCIENCE CORPORATION
790 Turnpike Street
North Andover, Massachusetts 01845

NOTICE TO STOCKHOLDERS OF SPECIAL MEETING
TO BE HELD JANUARY , 2007

To the Stockholders of Ergo Science Corporation:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of Ergo Science Corporation (the “Company”) will be held on January , 2007, at 10:00 a.m., Eastern Time, at the Highlander Inn, 2 Highlander Way, Manchester, New Hampshire 03103, in order for the holders of the Company’s common stock to consider a proposed reverse/forward stock split. The purposes of the meeting are:

1.
To approve amendments to the Company’s Certificate of Incorporation to effect a 1-for-200 reverse stock split of the Company’s issued common stock, par value $0.01 per share (“common stock”), including any common stock held in treasury, immediately followed by a 200-for-1 forward stock split of the Company’s then issued common stock, including any common stock held in treasury, with stockholders of record holding less than 200 shares of common stock in the aggregate (after aggregating all common stock certificates held by such record holder) before the reverse stock split having their resulting fractional share interests aggregated and converted into the right to receive $2.10 in cash for each such share owned before the reverse stock split in a sale of the fractional shares to William T. Comfort III, a stockholder and director of the Company (the “transaction”);

2.
To authorize the adjournment of the Special Meeting to a later date, if in the discretion of the Board of Directors such adjournment is necessary to allow additional time to solicit sufficient proxies to obtain stockholder approval of the transaction; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Enclosed herewith is a Proxy Statement addressing the purposes of the Special Meeting and soliciting, on behalf of the board of directors, proxies from holders of the Company’s common stock. The Board of Directors has fixed the close of business on , 2006, as the record date for the stockholders entitled to notice of and to vote at the meeting or any adjournment thereof and only holders of shares of record at such date are entitled to notice of and to vote at the Special Meeting. If your shares are held in the name of a broker, trust or other nominee (often referred to as held in “street name”), you must instruct them on how to vote your shares.

By Order of the Board of Directors /s/ Charles E. Finelli Charles E. Finelli Chief Executive Officer

                            , 2006

IMPORTANT

WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE VOTE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU PREVIOUSLY SIGNED AND RETURNED A PROXY.

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ERGO SCIENCE CORPORATION
790 Turnpike Street
North Andover, Massachusetts 01845

PROXY STATEMENT FOR
2007 SPECIAL MEETING OF STOCKHOLDERS
INTRODUCTION

This Proxy Statement is furnished to the stockholders of Ergo Science Corporation (the “Company”) in connection with the solicitation by the board of directors of the Company of the accompanying proxies from holders of the Company’s common stock to be used at a Special Meeting of Stockholders (the “Special Meeting”) to be held on January , 2007, at 10:00 a.m., Eastern Time at the Highlander Inn, 2 Highlander Way, Manchester, New Hampshire 03103 with respect to a proposed reverse/forward stock split. This document provides you with detailed information about the proposed transaction. Please see “Where You Can Find More Information” for additional information about the Company on file with the Securities and Exchange Commission.

The cost of preparing, assembling and mailing the enclosed proxy material, of soliciting proxies and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. We have retained Georgeson Inc. to solicit proxies at a cost of $6,000 plus out of pocket expenses.

A stockholder signing and returning a proxy has the power to revoke it, at any time before the shares subject to it are voted, by filing with the Secretary of the Company an instrument revoking it, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by attending the meeting and voting in person.

All shares represented by properly executed proxies received by the board of directors pursuant to this solicitation will be voted in accordance with the stockholder’s directions specified on the proxy or, in the absence of specific instructions to the contrary, will be voted in accordance with the board of directors’ recommendation, which is:

FOR amendments to the Company’s Certificate of Incorporation to effect a 1-for-200 reverse stock split of the Company’s issued common stock, including any common stock held in treasury, immediately followed by a 200-for-1 forward stock split of the Company’s then issued common stock, including any common stock held in treasury, with stockholders of record holding less than 200 shares of common stock in the aggregate (after aggregating all common stock certificates held by such record holder) before the reverse stock split having their resulting fractional share interests aggregated and converted into the right to receive $2.10 in cash for each such share owned before the reverse stock split in a sale of the fractional shares to William T. Comfort III, a stockholder and director of the Company (the “transaction”); and FOR authorization of the adjournment of the Special Meeting to a later date, if in the discretion of the Board of Directors such adjournment is necessary to allow additional time to solicit sufficient proxies to obtain stockholder approval of the transaction.

This Proxy Statement and the accompanying proxies were first mailed to stockholders on or about                                            , 2006.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

The Transaction	1
Quotation on the NASD Over-the-Counter Bulletin Board	2
Vote Required	2
No Appraisal or Dissenters’ Rights; Escheat Laws	2
Purpose and Reasons for the Transaction	3
Disadvantages of the Transaction	3
Recommendations of the Board of Directors	4
Fairness of the Transaction	4
Fairness Opinion of the Financial Advisor	5
Conditions to Completion of the Transaction	5
Source of Funds; Financing of the Transaction	5
Conflicts of Interest of Directors and Management	6
Treatment of Shares Held in “Street Name”	7
Exchange of Certificates; Payment of Cash Consideration	7
U.S. Federal Income Tax Consequences	8

QUESTIONS AND ANSWERS	9

SPECIAL FACTORS	12

Background of the Transaction	12
Purpose and Reasons for the Transaction	14
Alternatives Considered	17
Recommendation of the Non-Purchasing Directors	19
Recommendation of the Board of Directors	22
Fairness of the Transaction	22
Opinion of the Financial Advisor	23
Certain Effects of the Transaction	27
Interests of Executive Officers and Directors in the Transaction	29
Interests of the Company in the Transaction	29
Quotation on the Over the Counter Bulletin Board Maintained by the NASD	29
Conduct of the Company’s Business after the Transaction	29
Asset Disposition Plan	30
Access to Certain Financial Information after the Transaction	31
Conditions to the Completion of the Transaction	32
Source of Funds and Financing of the Transaction	32
Anticipated Accounting Treatment	33
U.S. Federal Income Tax Consequences	33
Regulatory Approvals	34
No Appraisal or Dissenters’ Rights; Escheat Laws	34
Reservation of Rights	35

THE SPECIAL MEETING	36

General	36
Who Can Vote at the Special Meeting	37
Annual Report and Quarterly Report	37
Vote Required	37
Voting and Revocation of Proxies	38
Recommendation of the Board of Directors	38

SUMMARY FINANCIAL INFORMATION	39

Summary Historical Financial Information	39
Summary Pro-Forma Financial Information	42

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	43

THE PROPOSED AMENDMENTS	43

The Structure of the Transaction	44
Sale of Shares in the Transaction	44
Exchange of Certificates; Payment of Cash Consideration	45
Effective Time of Transaction	46

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY	47

COST OF SOLICITATION OF PROXIES	49

OTHER MATTERS	49

WHERE YOU CAN FIND MORE INFORMATION	49

DOCUMENTS INCORPORATED BY REFERENCE	49

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING	50

APPENDICES:

Appendix A — Proposed Form of Certificate of Amendment to Effect the Reverse Stock Split

Appendix B — Proposed Form of Certificate of Amendment to Effect the Forward Stock Split

Appendix C — Proxy Card

SUMMARY TERM SHEET

THIS SUMMARY TERM SHEET HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT, INCLUDING THE MATERIAL TERMS OF THE PROPOSED TRANSACTION. FOR A MORE COMPLETE DESCRIPTION YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT AND ALL OF ITS APPENDICES BEFORE YOU VOTE.

AS USED IN THIS PROXY STATEMENT, THE “COMPANY,” “WE,” “OUR,” “OURS” AND “US” REFER TO ERGO SCIENCE CORPORATION, A DELAWARE CORPORATION, AND THE “TRANSACTION” REFERS TO THE 1-FOR-200 REVERSE STOCK SPLIT AND THE 200-FOR-1 FORWARD STOCK SPLIT, TOGETHER WITH THE RELATED CASH PAYMENTS TO STOCKHOLDERS OF RECORD HOLDING FEWER THAN 200 SHARES IN THE AGGREGATE (AFTER AGGREGATING ALL COMMON STOCK CERTIFICATES HELD BY SUCH RECORD HOLDER) IMMEDIATELY PRIOR TO THE REVERSE STOCK SPLIT RESULTING FROM THE SALE OF THE FRACTIONAL SHARES TO WILLIAM T. COMFORT III, A STOCKHOLDER AND DIRECTOR OF THE COMPANY. UNLESS OTHERWISE NOTED TO THE CONTRARY, REFERENCES TO “COMMON STOCK” OR “SHARES” MEANS SHARES OF THE COMPANY’S COMMON STOCK, PAR VALUE $0.01.

The Transaction

If the transaction is approved and completed:

•	A certificate of amendment to our certificate of incorporation will be filed effecting the 1-for-200 reverse stock split, the form of which is attached to this proxy statement as Appendix A;

•
Our stockholders of record holding fewer than 200 shares of common stock in the aggregate (after aggregating all common stock certificates held by such record holder) immediately before the effective time of the reverse stock split will have their shares aggregated and converted into the right to receive $2.10 in cash for each such share owned before the reverse stock split;

•
William T. Comfort III, or if the number of shares to be purchased exceeds 119,047 shares, the purchaser of such excess shares as arranged by the Company, will be deemed to have purchased the shares immediately after the effective time of the reverse stock split and will pay $2.10 in cash for each share owned before the reverse stock split;

•	A certificate of amendment to our certificate of incorporation will be filed effecting the 200-for-1 forward stock split, the form of which is attached to this proxy statement as Appendix B;

•
Our stockholders of record holding 200 or more shares of common stock in the aggregate (after aggregating all common stock certificates held by such record holder) at the effective time of the transaction will continue to hold the same number of shares after completion of the transaction and will not receive any cash payment;

•	Our officers and directors at the effective time will continue to serve as our officers and directors immediately after the transaction;

•
We believe we will have fewer than 300 holders of record of common stock and therefore be eligible to terminate registration of the common stock with the Securities and Exchange Commission (“SEC”), which will suspend our obligation to continue filing periodic reports and proxy statements pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”);

•
The common stock will no longer be eligible for listing on the over-the-counter bulletin board maintained by the NASD or any national securities exchange or for quotation on the Nasdaq Stock Market, any trading in the common stock will occur only in the over-the-counter markets or in privately negotiated sales, and the common stock will be quoted only in the “pink sheets”;

•	The number of common stockholders of record will be reduced from approximately 315 to approximately 195;

•
The percentage ownership of common stock beneficially owned by William T. Comfort III will increase from approximately 6.1% of our common stock before the transaction to approximately 6.2% (and a maximum of 8.1%) of our common stock after the transaction, which will not affect control of the Company;

•
The percentage ownership of common stock beneficially owned by our directors and executive officers as a group will increase from approximately 6.1% of our common stock before the transaction to approximately 6.2% (and a maximum of 8.2%) of our common stock after the transaction, which will not affect control of the Company;

•
We estimate that we will pay cash of approximately $455,000 in the aggregate to pay the costs of the transaction, and that William T. Comfort III will pay cash of approximately $16,800 (to a maximum of approximately $250,000) in the aggregate to purchase the fractional shares to be converted into the right to receive cash in the transaction.

For a more detailed explanation of the above information, please see the section below entitled “Special Factors — Certain Effects of the Transaction.”

Quotation on the NASD Over-the-Counter Bulletin Board

The common stock is currently quoted on the over-the-counter bulletin board maintained by the NASD (the “NASD OTC Bulletin Board”). As a result of no longer preparing and filing periodic reports with the SEC, the common stock will not be eligible for quotation on the NASD OTC Bulletin Board.

Vote Required

•	The transaction requires the affirmative vote of holders of a majority of the outstanding shares of common stock.

•
Action on the proposal to authorize the adjournment of the Special Meeting in the discretion of the board of directors, if a quorum is present, requires approval of a majority of the votes cast at the meeting.

•	As of the record date, our current directors and executive officers owned 352,267 shares, or approximately 6.1% of the outstanding shares entitled to vote at the Special Meeting.

•
Our officers and directors have indicated that they intend to vote “FOR” the approval of the transaction and the authorization to adjourn. Other than such expressed intent of the officers and directors to vote their shares for the transaction, we have not obtained any assurances or agreements from any of our stockholders as to how they will vote on the transaction.

•	Please see the section below entitled “The Special Meeting — Vote Required” for further information.

No Appraisal or Dissenters’ Rights; Escheat Laws

Stockholders do not have appraisal or dissenters’ rights under Delaware state law or our Certificate of Incorporation or Bylaws in connection with the transaction.

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are converted into the right to receive cash and whose addresses are unknown to the Company, or who do not return their common stock certificate(s) and request payment therefor, generally will have a period of years (depending on applicable state law) from the effective date of the transaction in which to claim the cash payment payable to them. Following the expiration of that period, the escheat laws of states of residence of stockholders, as shown by the records of the Company, generally provide for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state. If the Company does not have an address for the holder of record of the shares, then unclaimed cash-out payments, without interest, would be turned over to the Company’s state of incorporation, the state of Delaware, in accordance with its escheat laws.

Purpose and Reasons for the Transaction

If approved, the transaction will enable us to terminate our registration as an SEC reporting company and suspend our obligations to file annual and periodic reports and make other filings with the SEC. The reasons for the proposed transaction and subsequent termination of SEC registration include:

•	Eliminating the costs associated with filing reports and documents under the Exchange Act;

•	Eliminating the costs of compliance with the Sarbanes-Oxley Act of 2002 and related regulations;

•	Eliminating the time and effort required of management regarding the implementation of Section 404 compliant internal controls and other reporting requirements; and

•
Affording stockholders of record holding fewer than 200 shares of common stock in the aggregate (after aggregating all common stock certificates held by such record holder) immediately before the transaction the opportunity to receive cash for such shares at a price that represents a premium of more than 200% over the pre-announcement trading price, without having to pay brokerage commissions and other transaction costs.

Please see “Special Factors — Purpose and Reasons for the Transaction” for further discussion of this topic.

Disadvantages of the Transaction

•	We would have less ability to raise capital in the public security markets, although we have not done this in many years.

•	Remaining stockholders could experience reduced liquidity for their shares of common stock.

•
As a result of being quoted only in the “pink sheets” instead of being quoted on the NASD OTC Bulletin Board, listed on a national securities exchange or quoted on an interdealer quotation system like the Nasdaq Stock Market, the common stock could experience pricing volatility, including the possibility of sharply reduced trading prices.

•
As a result of being quoted only in the “pink sheets” instead of being quoted on the NASD OTC Bulletin Board, listed on a national securities exchange or quoted on an interdealer quotation system like the Nasdaq Stock Market, it is possible that there could be greater spreads between the bid and asked prices for the common stock.

•	We would no longer be subject to certain federal securities laws, including certain provisions of the Exchange Act and the Sarbanes-Oxley Act of 2002, as a result of which:

•
We would no longer be required to make filings, such as quarterly reports on Form 10-Q and annual reports on Form 10-K, with the SEC and our officers would no longer be required to make certifications with respect to our financial statements;

•	Certain liability provisions of the Exchange Act would no longer apply to us;

•
Subject to a 90 day waiting period, the short-swing profit recovery provisions of Section 16(b) of the Exchange Act would no longer apply to our officers, directors, and 10% stockholders and such persons would no longer be required to file beneficial ownership reports under Section 16(a); and

•	The Exchange Act’s proxy statement disclosure rules and the related requirement to provide an annual report to stockholders would no longer apply to us.

•	We could have less flexibility in attracting and retaining executives and employees because equity-based incentives are not as attractive in a non-SEC reporting company.

•
Stockholders who are cashed out would not have an opportunity to liquidate their shares at a time and for a price of their choosing and could be unable to participate in our future earnings or growth unless they were able to purchase our shares after the transaction.

•	For additional information on the disadvantages of the transaction, please see the section below entitled “Special Factors — Purpose and Reasons for the Transaction.”

Recommendations of the Board of Directors

•
At a meeting held on October 10, 2006, the non-purchasing directors unanimously recommended, and the full board of directors determined, with William T. Comfort III abstaining, that the transaction and the cash consideration of $2.10 for each share of common stock held before the reverse split that would be converted into the right to receive cash under the terms of the transaction (the “cash consideration”), are advisable, substantively and procedurally fair to and in the best interests of the Company and all holders of shares of common stock, including all unaffiliated stockholders (both those receiving the cash consideration and those remaining as stockholders following the transaction), and recommends that you vote “FOR” the transaction. As used in this proxy statement, the term “affiliated stockholder” means any stockholder who is one of our directors or executive officers, and the term “unaffiliated stockholder” means any stockholder other than an affiliated stockholder. The term “executive officer” means any person named under the section entitled “Directors and Executive Officers of the Company.” For a more detailed discussion of these matters, please refer to the sections below entitled “Special Factors — Recommendation of the Non-Purchasing Directors,” “Special Factors — Recommendation of the Board of Directors” and “Special Factors — Fairness of the Transaction.”

•
For a more detailed discussion of the factors considered by the board of directors related to the transaction’s effects on the unaffiliated stockholders who would be cashed out in the transaction, please refer to the discussion concerning such factors contained in the below sections entitled “Special Factors — Recommendation of the Non-Purchasing Directors” and “Special Factors — Recommendation of the Board of Directors.”

•
For a more detailed discussion of the factors considered by the board of directors related to the transaction’s effects on the unaffiliated stockholders who would remain following the transaction, please refer to the discussion concerning such factors contained in the below sections entitled “Special Factors — Recommendation of the Non-Purchasing Directors” and “Special Factors — Recommendation of the Board of Directors.”

Fairness of the Transaction

•
As described above under “Recommendation of the Board of Directors,” the Company’s board believes that the transaction is procedurally and substantively fair to all unaffiliated holders of common stock, including both the unaffiliated stockholders who will receive cash for their shares of common stock in the transaction and those who will continue to be stockholders following the transaction. In addition, Mr. Comfort has determined that the transaction is procedurally and substantively fair to the unaffiliated stockholders of the Company. For a more detailed discussion of these matters, please refer to the section below entitled “Special Factors — Fairness of the Transaction.”

Fairness Opinion of the Financial Advisor

•
Slusser Associates, Inc. (“Slusser Associates” or, the “financial advisor”), financial advisor to the non-purchasing directors and the full board of directors, has delivered to the non-purchasing directors and the full board of directors its written opinion to the effect that, as of the date of such opinion and based upon and subject to the matters stated in the opinion, the cash consideration of $2.10 per share payable to holders who would be cashed out by the transaction was fair from a financial point of view to those stockholders being cashed out in the transaction. The non-purchasing directors, not Slusser Associates, determined the amount to be paid to the holders who would be cashed out in the transaction on behalf of the Company. In acting as financial advisor to the non-purchasing directors and the full board, Slusser Associates was not acting as an advisor to Mr. Comfort in his individual capacity.

•
The opinion of Slusser Associates is directed to the non-purchasing directors and the full board of directors, addresses only the fairness to holders of the common stock from a financial point of view of the cash consideration to be paid in the transaction, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting.

•	For additional information on Slusser Associates’ financial opinion, please refer to the section below entitled “Special Factors — Opinion of the Financial Advisor.”

Conditions to Completion of the Transaction

•
Completion of the transaction depends upon the approval of the holders of a majority of the issued and outstanding shares of common stock for the proposed amendments to our Certificate of Incorporation and the board’s determination to implement the transaction. Copies of the proposed certificates of amendment affecting the reverse stock split and the forward stock split following immediately thereafter are attached as Appendix A and Appendix B to this proxy statement, respectively.

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The board of directors has reserved the right to defer or abandon (and not implement) the transaction, even if the stockholders have approved and authorized the transaction and without further action or authorization by the stockholders, if the board determines at any time prior to the transaction’s consummation that the transaction is not then in the best interests of the Company and our stockholders. The board has reserved this right to ensure that it may abandon the transaction in the event that currently unforeseen changes in circumstances (for example, a change in the estimated number of shares that would be converted into the right to receive cash in the transaction in excess of 119,047 shares (the maximum amount Mr. Comfort has committed to purchase), together with the board’s determination that the Company will be unsuccessful in finding another purchaser of the excess shares) cause the transaction to no longer be in the best interests of the Company and our stockholders. Currently, no such changes in circumstances are expected and the board intends to implement the transaction if it is approved by the stockholders.

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If the transaction is approved but is not consummated by 5:00 p.m. Eastern Time on the sixtieth business day following the special meeting, which is                            , 2007, the stockholders’ authorization of the transaction will terminate.

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For other conditions to the completion of the transaction, please refer to the sections below entitled “Special Factors — Conditions to the Completion of the Transaction” and “Special Factors — Reservation of Rights.”

Source of Funds; Financing of the Transaction

We estimate that the total funds required to pay the costs of the transaction will be approximately $455,000. We would expect to pay this amount out of our existing cash reserves. Please refer to the section below entitled “Special Factors — Source of Funds; Financing of the Transaction” for a further description of our financing of the transaction.

William T. Comfort III agreed to purchase the fractional shares because the certificate of designation of the Company’s series D exchangeable preferred stock, par value $0.01 per share (the “preferred stock”), prevents the Company from purchasing the fractional shares from the cashed out stockholders without obtaining the approval of the holders of a majority of the outstanding preferred stock. We estimate that Mr. Comfort will be required to pay an aggregate amount of $16,800 to a maximum amount of approximately $250,000 to purchase the fractional shares resulting from the transaction. Mr. Comfort expects to pay this amount from cash on hand. If more than 119,047 shares are cashed out in the transaction, all shares in excess of such amount may be purchased by a third party, which may include employees of the Company and its subsidiaries other than any of the non-purchasing directors. The Company expects the number of shares cashed out will be significantly less than 119,047. However, no third party purchaser has been identified by the Company to purchase any additional shares as of the date of this proxy statement and the Company may not be able to find another purchaser to purchase any additional shares in the future. If the board of directors determines that the number of shares to be purchased will exceed 119,047 and is not able to find a purchaser for any additional shares, or determines that the number of stockholders to be cashed out in the transaction would not reduce the number of record holders of our common stock to fewer than 300 and therefore would not enable the Company to terminate the registration of the common stock, the board may decide to abandon (and not implement) the transaction until as late as 5:00 p.m. Eastern Time on the sixtieth business day following the special meeting, which is                     , 2007, even if the stockholders have approved and authorized the transaction and without further action or authorization by the stockholders, in which case stockholders holding less than 200 shares would continue as stockholders and not receive any payment for their shares.

The one-time costs of the transaction are substantially greater than the $16,800 expected to be paid for the fractional shares resulting from the transaction. The non-purchasing directors were aware that Mr. Comfort desired to minimize the number of fractional shares that he would be required to purchase and the aggregate cost to be paid in connection with such purchase. In selecting the reverse split ratio, the non-purchasing directors determined a ratio that it believed would reduce the number of stockholders substantially below 300 but, due to the Company’s stockholder base, required a relatively small number of fractional shares to be purchased, and therefore minimized the cost to Mr. Comfort. In analyzing the fairness of the transaction, rather than comparing the aggregate amount paid by Mr. Comfort to the one-time transaction costs, the non-purchasing directors and the full board compared the transaction costs to the expected future cost savings, and determined that the expected future cost savings greatly outweighed the one-time transaction costs.

Conflicts of Interest of Directors and Management

Our directors and executive officers may have interests in the transaction that are different from your interests as a stockholder, and have relationships that may present conflicts of interest, including the following:

•	Only one of our members of our board of directors or executive officers, Mr. Comfort, holds 200 or more shares of common stock and would retain such shares after the transaction.

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Charles E. Finelli, our chief executive officer, and Robin P. Dummett, a director, hold stock options representing the right to purchase 200 or more shares of common stock, and would retain such options after the transaction.

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As a result of his purchase of fractional shares resulting from the transaction, William T. Comfort III would slightly increase his percentage ownership of common stock. Mr. Comfort agreed to purchase the fractional shares because the certificate of designation of the Company’s preferred stock prevents the Company from purchasing the fractional shares from the cashed out stockholders without obtaining the approval of the holders of a majority of the outstanding preferred stock. Assuming the transaction is approved and implemented, the common stock beneficial ownership percentage of William T. Comfort III is expected to increase from approximately 6.1% to approximately 6.2% (and a maximum of 8.1%) as a result of the purchase of the fractional shares resulting after the transaction. Please see the section below entitled “Treatment of Shares Held in “Street Name”.”

See “Special Factors — Interests of Executive Officers and Directors in the Transaction” and “Security Ownership of Certain Beneficial Owners and Management” for further description.

Treatment of Shares Held in “Street Name”

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If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” with respect to those shares, and the proxy materials are being forwarded to you by your broker or other nominee. Under Delaware law, as a beneficial owner you would not be considered the stockholder of record for any such shares. The proposed charter amendments would operate only at the record holder level. As a result, beneficial holders who held less than 200 shares of common stock in street name immediately before the reverse stock split would not have their shares converted into the right to receive cash in the transaction. However, beneficial owners who hold less than 200 shares of common stock in street name may ensure that such shares would be subject to the transaction by working through your broker or other nominee to have such shares taken out of street name and registered directly in your name prior to the effective time of the reverse stock split. Please see the sections below entitled “Questions and Answers,” “The Special Meeting — Who Can Vote at the Special Meeting” and “The Proposed Amendments — Exchange of Certificates; Payment of Cash Consideration” for further information as to treatment of shares held in street name.

Exchange of Certificates; Payment of Cash Consideration

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Pending surrender, all certificates representing shares of common stock that, under the terms of the transaction, would be converted into the right to receive cash, would represent only the right to receive the cash consideration after the transaction upon surrender of such certificates to American Stock Transfer & Trust Company, our transfer agent and the exchange agent for purposes of this transaction (the “Transfer Agent”).

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Pursuant to the terms of that certain Purchase and Sale Agreement, dated October 16, 2006, between William T. Comfort III, a stockholder and director of the Company, and the Company, a form of which is attached hereto as Appendix D (the “Fractional Share Purchase Agreement”), Mr. Comfort would purchase, immediately following the effectiveness of the reverse stock split, the fractional shares resulting from the transaction up to a maximum of 119,047 shares. Once the Company receives the information regarding the total number of shares to be aggregated and purchased in the transaction from the Transfer Agent, it would deliver a notice to Mr. Comfort requesting payment for such shares up to a maximum of 119,047 shares at a price of $2.10 per pre-split share. Mr. Comfort would then pay all amounts due and payable for such shares to an account of the Transfer Agent within 24 hours of his receipt of such notice from the Company. If in any event the number of shares to be purchased in the transaction exceeds 119,047, the Company may arrange for the purchase of any excess shares by a third party, which may include employees of the Company and its subsidiaries other than the non-purchasing directors.

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Promptly after the transaction, the Transfer Agent, acting as an exchange agent, would send a letter of transmittal and instructions to effect the surrender of certificates for common stock to all stockholders who were, immediately prior to the effective time of the transaction, holders of record of fewer than 200 shares of common stock in the aggregate (after aggregating all common stock certificates held by such record holder).

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Upon surrender of any certificates for cancellation to the Transfer Agent, together with a letter of transmittal duly completed and executed and containing the certification that you hold fewer than 200 shares of common stock in the aggregate (after aggregating all common stock certificates held by such record holder), the Transfer Agent would forward to you a cash payment payable with respect to the shares formerly represented by such certificates.

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If any stockholder is entitled to receive cash in the transaction for his, her or its fractional shares and does not return the proper documentation to the Transfer Agent within one year following the effectiveness of the transaction, the Transfer Agent would transfer all remaining funds to a designated account set up by the Company for the purpose of forwarding payment from Mr. Comfort for the fractional shares purchased by him to any remaining stockholders whose shares have been converted into the right to receive cash in the transaction.

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The unclaimed property and escheat laws of each state provide that, under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are converted into the right to receive cash and whose addresses are unknown to the Company, or who do not return their common stock certificate(s) and request payment therefor, generally will have a period of years (depending on applicable state law) from the effective date of the transaction in which to claim the cash payment payable to them. Following the expiration of that period, the escheat laws of states of residence of stockholders, as shown by the records of the Company, generally provide for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state. If the Company does not have an address for the holder of record of the shares, then unclaimed cash-out payments, without interest, would be turned over to the Company’s state of incorporation, the state of Delaware, in accordance with its escheat laws.

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For additional information on the exchange of certificates and payment of the cash consideration, please refer to the section below entitled “The Proposed Amendments - Exchange of Certificates; Payment of Cash Consideration.”

U.S. Federal Income Tax Consequences

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Stockholders who receive cash for fractional share interests should be treated for federal income tax purposes in the same manner as if the shares were sold in the market for cash. Stockholders who would remain stockholders following the transaction and do not receive cash for fractional share interests should not be subject to taxation as a result of the transaction. Tax matters are very complicated, and the tax consequences to you of the transaction, including state, local and foreign tax consequences, if applicable, will depend on your own situation.

•	For further discussion of U.S. Federal Income Tax consequences, please refer to the section below entitled “Special Factors — U.S. Federal Income Tax Consequences.”

QUESTIONS AND ANSWERS

Q:	Who may be present at the Special Meeting and who may vote?

A:
All holders of common stock may attend the Special Meeting in person. Only holders of record of common stock as of , 2006 may cast their votes in person at the Special Meeting. If you are a beneficial owner of common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the Special Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership.

Q:	What shares can I vote?

A:
You may vote all shares of common stock that you own as of the close of business on the record date, which was , 2006. These shares include shares held (i) directly in your name as the “stockholder of record,” and (ii) for you as the “beneficial owner” either through a broker, bank or other nominee.

Q:	How many votes are required for the proposals to be approved?

A:	For the proposed transaction to be approved, holders of a majority of the outstanding shares of common stock must vote “FOR” the transaction.

For the authorization for adjournment of the Special Meeting in the discretion of the board of directors, the votes in favor of such authorization must exceed the votes against it.

Q:  How can I vote my shares without attending the Special Meeting?

A:
Whether you hold your shares directly as a stockholder of record or beneficially in street name, you may direct your vote without attending the Special Meeting. You may vote by signing a proxy card for shares which you own or, for shares held in street name, by following the voting instructions provided by your broker, bank or other nominee.

Q:	How are my votes counted?

A:
You may vote “FOR,” “AGAINST” or “ABSTAIN” on the transaction and on authorization to adjourn the Special Meeting. If you “ABSTAIN” on the transaction, it has the same effect as a vote “AGAINST” the transaction. If you provide specific voting instructions, your shares will be voted as you instruct. If you hold your shares of record and sign and return a proxy card, but do not provide instructions, your shares represented by such proxy card will be voted “FOR” the approval of the transaction and “FOR” authorization to adjourn the Special Meeting. Your failing to return a signed proxy card with respect to shares registered in your name or to attend the Special Meeting to vote any such shares or to provide instructions to your broker or other nominee for shares held in street name will have the same effect as voting such shares “AGAINST” the transaction.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are important distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our Transfer Agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent to you by us. As the stockholder of record, you have the right to vote by proxy or to vote in person at the Special Meeting. We have enclosed proxy cards for you to use for shares that you own.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name” with respect to those shares, and the proxy materials are being forwarded to you by your broker or other nominee. As the beneficial owner, you have the right to direct your broker or other nominee how to vote and are also invited to attend the Special Meeting. As a beneficial owner, however, you are not the stockholder of record, and you may not vote these shares in person at the Special Meeting unless you obtain a signed proxy appointment form from your broker or other nominee giving you the right to vote the shares. To vote by proxy, you must follow the voting instructions provided by your broker, bank or other nominee.

Q:	If I am a beneficial owner and hold shares in street name, will these shares be subject to the terms of the proposal?

A:
Beneficial owners of shares held in street name will not have their shares affected by this proposal. Under Delaware law, beneficial owners are not considered the stockholder of record of shares held in street name. The proposed charter amendments would operate only at the record holder level. As a result, beneficial holders who held less than 200 shares of common stock in street name immediately before the reverse stock split would not have their shares converted into the right to receive cash in the transaction. However, beneficial owners who hold less than 200 shares of common stock in street name prior to the effective time of the reverse stock split may ensure that such shares would be subject to the transaction by working through your broker or other nominee to have such shares taken out of street name and registered directly in your name.

Q:	What happens if I own a total of 200 or more shares beneficially, but I hold fewer than 200 shares of record in my name and fewer than 200 shares in “street name” with my broker or other nominee?

A:
An example of this would be if you have 100 shares registered in your own name with our Transfer Agent, and you have 100 shares held through your broker in “street name.” Accordingly, you would be the beneficial owner of 200 shares, but you would not own 200 shares either of record or beneficially in street name. If this is the case, as a result of the transaction, you would receive cash for the 100 shares you hold of record and would retain the 100 shares held in street name.

Q:	If I own of record fewer than 200 shares, is there any way I can continue to be a stockholder after the transaction?

A:
If you hold of record fewer than 200 shares in the aggregate (after aggregating all common stock certificates held by such record holder) immediately before the reverse stock split, such shares would be converted into the right to receive cash in the transaction unless prior to the effective time of the transaction you cause sufficient additional shares to be registered in your name to cause you to hold of record a minimum of 200 shares in the aggregate (after aggregating all common stock certificates held by such record holder) at the effective time or you transfer such shares into street name. To cause additional shares to be registered in your name you may acquire shares directly in your name (and not through a broker or nominee) or you could work with your broker or nominee to cause shares you purchase or otherwise hold in street name to be registered in your name. In order to transfer your shares held of record into street name, you should work with your broker or nominee to determine the proper steps to be taken. Additionally, even if your shares are converted into the right to receive cash in the transaction, you should be able to become a stockholder following the transaction by purchasing shares following the transaction in the over-the-counter market or a private transaction. We cannot assure you, however, that any shares will be available for purchase or exactly when the effective time might occur.

Q:	Is there anything I can do if I own 200 or more shares of record but would like to take advantage of the opportunity to receive cash for my shares as a result of the transaction?

A:
If you own 200 or more shares of record in the aggregate (after aggregating all common stock certificates held by such record holder) before the transaction, you can only receive cash for such shares if, prior to the effective time of the transaction, you reduce your ownership of such shares to fewer than 200 by selling or otherwise transferring such shares. We cannot assure you, however, that any purchaser for your shares will be available or when the effective time might occur.

Alternatively, before the effective time of the transaction, you could divide such shares among different record holders so that fewer than 200 of such shares in the aggregate (after aggregating all common stock certificates held by such record holder) are held in each account. You could also transfer enough shares into street name so that you are a record holder of fewer than 200 shares in the aggregate (after aggregating all common stock certificates held by such record holder). All common stock certificates held of record by each record holder will be aggregated to determine whether such record holder holds fewer than 200 shares of common stock.

Q:	Should I send in my stock certificates now?

A:
No. After the transaction has been completed, the Transfer Agent, acting as exchange agent, will send instructions on how to receive any cash payments you may be entitled to receive. The Transfer Agent will send such instructions and remit such cash payments promptly following the effective time. No interest will accrue and no interest will be paid on any cash payments.

SPECIAL FACTORS

Background of the Transaction

Board Deliberations

In the summer of 2006, in connection with their consideration of the costs and burdens of complying with our year-end reporting requirements, management decided to make an assessment of the relative costs and benefits of being a public company subject to SEC reporting and other requirements, and to investigate with our outside counsel, Vinson & Elkins L.L.P. and Prickett, Jones & Elliott, P.A., the possible implementation of a “going private” transaction. Having then recently completed the Company’s year-end auditing and reporting process, management observed that the benefits of being a public company might not justify the associated costs and burdens, including the considerable burdens associated with the Sarbanes-Oxley Act of 2002, in light of the relatively small trading volume of our common stock and the relatively small stockholder base holding more than 200 shares of the common stock. In preparation for a board meeting to discuss the possibility of a “going private” transaction, management began to gather estimates of the potential cost savings of “going private.” In addition, management obtained from counsel information about transactions by other companies involving going private reverse stock splits, and particularly reviewed transactions using the technique of a reverse stock split followed immediately by a forward stock split, in which only share holdings below a certain number were converted to cash, as upheld by the Delaware Supreme Court in a 2002 decision. That technique is the technique proposed in this transaction.

At a board meeting on August 2, 2006, at which three of the four members of the board were present, management and outside counsel discussed with the board the costs and benefits of remaining a public company, various structures for “going private” and ceasing to be subject to the reporting and other requirements of a public reporting company, and the advantages and disadvantages of those various alternatives, including the matters discussed below under “Special Factors - Purpose and Reasons for the Transaction.” For various reasons discussed in more detail under “Special Factors - Alternatives Considered” below, the board focused on the possibility of a reverse stock split followed by a forward stock split, with the shares converted into the right to receive cash being sold to William T. Comfort III, a director and stockholder of the Company. Because of the possibility that Mr. Comfort would purchase the shares converted into the right to receive cash in the possible transaction, the board determined that Mr. Comfort should leave the meeting. Once Mr. Comfort left the meeting, the remaining members of the board (the “non-purchasing directors”) then interviewed Slusser Associates, Inc. (“Slusser Associates” or, the “financial advisor”) as a prospective financial adviser in the transaction. After the interview, Slusser Associates left the meeting. The non-purchasing directors authorized the engagement of Slusser Associates as the financial advisor for purposes of the transaction. The non-purchasing directors chose Slusser Associates as the financial advisor because of Slusser Associates’ experience and credentials in the valuation area and its ability and willingness to perform the engagement on the timetable requested by the non-purchasing directors and at a fee the non-purchasing directors deemed reasonable under the circumstances. Outside counsel then discussed a tentative timeline for a “going private” transaction. The non-purchasing directors then asked management to further explore the possible transaction and to make further investigation of both the cost savings that might be achieved by “going private” and the potential purchase price for the shares converted into the right to receive cash.

At a board meeting on September 15, 2006, at which all non-purchasing directors were present, the non-purchasing directors discussed with management their further investigations and findings, including a discussion of the current status of the documentation being prepared in connection with the transaction. In addition, the non-purchasing directors received an update from Slusser Associates regarding its progress with respect to general due diligence of the Company and the determination of the consideration to be paid to the cashed out stockholders in the transaction. Subsequently, the non-purchasing directors unanimously authorized management to continue to work on preparing the documentation for the transaction and to continue to work with Slusser Associates in its diligence review.

At a meeting on October 3, 2006, the non-purchasing directors met with counsel and a representative of Slusser Associates to consider the proposed transaction. At this meeting, Slusser Associates discussed with the non-purchasing directors the results to that date of its analysis with respect to the consideration to be paid for the fractional shares. After the representative of Slusser Associates left the meeting, the non-purchasing directors then discussed the results of Slusser Associates’ analysis, and unanimously authorized management to contact the representative of Slusser Associates to provide him with additional factual information regarding the range of profitability of the different product lines of the Company’s business to assist him in his analysis.

At a meeting on October 9, 2006, the non-purchasing directors met with counsel and a representative of Slusser Associates to consider the proposed transaction. At this meeting, Slusser Associates discussed with the non-purchasing directors the results of its updated analysis with respect to the consideration to be paid for the fractional shares. See “Special Factors - Opinion of the Financial Advisor” for a detailed description of the analysis undertaken by Slusser Associates. After the representative of Slusser Associates left the meeting, the non-purchasing directors then discussed the results of Slusser Associates’ analysis, and unanimously (a) approved a range with respect to the price to be paid for the fractional shares be proposed to Mr. Comfort and (b) authorized Mr. Finelli to present the proposed purchase price to Mr. Comfort for negotiation after the meeting. After the meeting, Mr. Finelli approached Mr. Comfort regarding the proposed purchase price and Mr. Comfort stated that he would be willing to purchase the fractional shares at such price.

At a meeting on October 10, 2006, the non-purchasing directors met with counsel and a representative of Slusser Associates to consider the proposed transaction. At this meeting, Slusser Associates delivered its report concerning its analysis of the fairness of the cash consideration of $2.10 per pre-split share payable to holders who would be cashed out by the transaction, and rendered its opinion that the cash consideration of $2.10 per share payable to holders who would be cashed out by the transaction was fair from a financial point of view to those stockholders being cashed out in the transaction.

The non-purchasing directors then discussed whether the reverse stock split should apply only at the record holder level or whether it should also apply at the level of the stockholders holding shares in street name (with the approval of the brokers and nominees holding the shares on behalf of such street name holders). The non-purchasing directors determined that transaction should be structured so as to apply only at the record holder level (and would not affect stockholders holding in street name) for the following reasons: (a) the Company would be able to determine, immediately prior to the effective time of the reverse stock split, the number of stockholders to be cashed out and the number of shares of stock to be converted into the right to receive cash, and at such time would be able to make an informed decision as to whether the transaction would still be in the best interests of the Company and its stockholders, which would not be possible if the reverse stock split were to occur at the level of the stockholders holding in street name due to the uncertainty of the ownership of the objecting beneficial owners; (b) the non-purchasing directors’ desire to keep the aggregate cost to purchase the fractional shares low; (c) the non-purchasing directors’ desire, at Mr. Comfort’s request, that the purchase agreement between Mr. Comfort and the Company provide a maximum number of shares that he would be required to purchase in the transaction; and (d) the non-purchasing directors’ concerns that there may be individuals who do not own stock at the time of the announcement of the transaction that will try to manipulate the transaction by purchasing 199 shares of common stock prior to the effective date of the reverse split because of the premium to be paid of 200% over the pre-announcement trading price.

The non-purchasing directors then discussed whether, in the purchase agreement with Mr. Comfort, the Company should agree to provide a maximum number of shares that Mr. Comfort would be required to purchase. The non-purchasing directors determined that the Company should agree to limit the number of shares to a maximum number, provided that the maximum number be set much higher than the number of shares currently expected to be cashed out in the transaction, and authorized Mr. Finelli to negotiate with Mr. Comfort regarding the maximum number. Mr. Finelli approached Mr. Comfort regarding the proposal, and the parties agreed that Mr. Comfort would not be required to pay more than approximately $250,000 in the aggregate for the fractional shares, which would permit the purchase by Mr. Comfort of 119,047 shares (at a price of $2.10 per share).

After full discussion, and for the reasons discussed below under “Recommendation of the Non-Purchasing Directors,” the non-purchasing directors unanimously recommended the proposed transaction to the full board of directors, including a recommendation that (a) the reverse/forward stock split ratios of 1-for-200 and 200-for-1, respectively, be used, (b) the consideration for shares that would be converted into the right to receive cash be set at $2.10 per pre-split share and (c) the shares converted into the right to receive cash be sold to William T. Comfort III. The non-purchasing directors recommended this stock split ratio after reviewing the distribution of ownership of common stock held of record and determining that, in light of the purpose the transaction, this ratio was optimal. In determining the price to be paid for shares that would be converted into the right to receive cash, as discussed further under “Special Factors — Recommendation of the Non-Purchasing Directors” below, the non-purchasing directors reviewed the high and low sales prices for the common stock from October 1, 2003 to October 1, 2006, and the report and opinion of Slusser Associates, and determined that the price was fair and appropriate consideration.

On October 10, 2006, immediately after the meeting of the non-purchasing directors, the full board of directors met, with counsel and a representative of Slusser Associates present and participating, to discuss and consider the recommendations of the non-purchasing directors as to the proposed transaction. After full discussion, Slusser Associates confirmed to the full board its report concerning its analysis of the fairness of the cash consideration of $2.10 per pre-split share payable to holders who would be cashed out by the transaction, and its opinion that the cash consideration of $2.10 per share payable to holders who would be cashed out by the transaction was fair from a financial point of view to those stockholders being cashed out in the transaction. The board voted to approve the transaction as described in this proxy statement, including payment by William T. Comfort III for the shares converted into the right to receive cash of $2.10 per pre-split share to those stockholders who will be cashed out, if the transaction is approved by the stockholders and the board determines to implement the transaction with Messrs. Finelli, Dummett and Kwok voting for the transaction and Mr. Comfort abstaining from voting on the transaction. The board then directed that the transaction be submitted to stockholders for their approval, with its recommendation that it be approved, and called the Special Meeting of Stockholders for that purpose.

The Company did not solicit third parties to purchase the fractional shares. The non-purchasing directors determined that it would not be a prudent use of Company funds to solicit third parties to purchase the shares since (a) the Company already had found a willing purchaser and (b) they knew that there would be a small number of shares to be purchased and that the shares would need to be purchased at a premium to the market price of the stock, in which case it was very unlikely that the Company would be successful in finding a third party willing to purchase such shares at such premium since a third party would be able to purchase the same number of shares on the open market at a much lower price. Despite the absence of any such solicitation, the non-purchasing directors determined that the price of such shares was fair in light of the factors set forth in the section entitled “Special Factors - Recommendation of the Non-Purchasing Directors.”

Stockholder Information

As of                               , 2006, the record date, we had approximately 315 record holders of common stock, of which approximately 120 record holders owned fewer than 200 shares in the aggregate (after aggregating all common stock certificates held by such record holder). As of such date, these record holders owning fewer than 200 shares owned, in the aggregate, approximately 8,000 or approximately 0.1% of the outstanding shares.

Consequently, we expect that the number of record holders of the common stock would be reduced to fewer than 300, and we would be able to deregister the common stock under the Exchange Act and suspend the SEC filing and reporting requirements imposed on SEC reporting companies. We also expect that the total number of shares that would be converted into the right to receive cash in the transaction at $2.10 per share would be approximately 8,000 shares, for a total cash payment by William T. Comfort III of approximately $16,800. It should be noted, however, that changes in share ownership prior to the effective time of the transaction would affect those estimates, perhaps materially.

Purpose and Reasons for the Transaction

The purpose of the transaction is to cash out the shares of stockholders of record which, at the effective time of the transaction, total fewer than 200 at a price of $2.10 for each of such shares owned immediately before the effective time, in order to enable us to deregister the common stock under the Exchange Act and thus suspend our obligation to file annual and periodic reports and make other filings with the SEC.

The board of directors has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using our stock as the consideration for any acquisition, and we are therefore unlikely to have the opportunity to take advantage of our current status as an SEC reporting company for these purposes. If for any reason the board of directors decides in the future to access the public capital markets, we could do so by filing a registration statement for such securities.

The reasons for the transaction and subsequent deregistration can be summarized as:

•	Eliminating the costs associated with filing reports and documents with the SEC under the Exchange Act;

•	Eliminating the costs of compliance with the Sarbanes-Oxley Act of 2002, including the one-time initial cost of compliance with Section 404, and related regulations;

•	Eliminating the time and effort required of management regarding the implementation of Section 404 compliant internal controls and other reporting requirements; and

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Affording stockholders of record holding fewer than 200 shares of common stock in the aggregate (after aggregating all common stock certificates held by such record holder) immediately before the transaction the opportunity to receive cash for such shares at a price that represents a premium of more than 200% over the pre-announcement trading price, without having to pay brokerage commissions and other transaction costs.

We incur direct and indirect costs associated with the filing and reporting requirements imposed on SEC reporting companies. As an SEC reporting company, we are required to prepare and file with the SEC, among other items, the following:

•	Annual Reports on Form 10-K;

•	Quarterly Reports on Form 10-Q;

•	Proxy statements and annual reports required by Regulation 14A under the Exchange Act; and

•	Current Reports on Form 8-K.

In addition, we pay for the costs of preparing our directors’ and officers’ Section 16(a) reports (Forms 3, 4 and 5) and Section 13(d) reports (Schedule 13D or Schedule 13G) (for directors or officers that are 5% stockholders).

The costs associated with these reports and other filing obligations are a significant overhead expense, including professional fees for our auditors and legal counsel, printing and mailing costs, internal compliance costs, listing fees and transfer agent costs. These related costs have been increasing recently, especially since the acquisition of Nexus Media (as defined below) in April of 2005 (as further described in the following paragraph), and we believe that they will continue to increase, particularly as a result of the additional reporting and disclosure obligations imposed on SEC reporting companies by the Sarbanes-Oxley Act of 2002.

On April 1, 2005, the Company acquired Nexus Media Communications Limited, Highbury Business Communications Limited, Highbury Business Limited, Highbury Columbus Travel Publishing Limited, Highbury Harpers Limited, The International Wine and Spirit Competition Limited, Highbury-Nexus Limited and Highbury Nexus Media Limited (collectively, “Nexus Media”). Before the Company’s acquisition of Nexus Media on April 1, 2005, the entities comprising Nexus Media were privately owned by Highbury House Communications plc, a company organized under the laws of the United Kingdom, and were operated as part of a group of companies. When acquired, the entities comprising Nexus Media had no history of operating as stand-alone entities and were not required to prepare accounting statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) or the reporting requirements of the SEC.

The entities comprising Nexus Media are currently the only operating entities of the Company. The costs associated with being a public company are very high in relation to the size of the Company. The Company had $7,220,339 in cash and cash equivalents as of December 31, 2005. In the nine month period ended September 30, 2006, the Company had net revenues of $22,767,600 and a net loss of $2,915,559. The costs associated with being a public company were approximately $1,900,000 with respect to the year ended December 31, 2005, and we estimate to be approximately $1,400,000 with respect to the year ending December 31, 2006.

Upon completion of the transaction, we intend to deregister the common stock under the Exchange Act and thus suspend our obligation to file annual and period reports and make other filings with the SEC.  For a detailed discussion of the availability of financial information of the Company after the transaction, please see the section below entitled “Access to Certain Financial Information after the Transaction.” The annual savings that we expect to realize as a result of the transaction are estimated as follows for 2007, 2008 and 2009:

Areas of Cost Reduction or Elimination	2007	2008	2009

Reduction of Independent Auditors’ Fees	$855,000	$855,000	$855,000
Elimination of Costs of Compliance with Section 404 of Sarbanes-Oxley Act	$730,000	$745,000	$560,000
Elimination of Legal Costs Attributable to SEC Reporting	$40,000	$40,000	$40,000
Reduction of Transfer Agent, Printing and Mailing Costs	$15,000	$15,000	$15,000
Cost of Consultants in the United Kingdom with U.S. GAAP experience	$320,000	$320,000	$320,000
Total	$1,960,000	$1,975,000	$1,790,000

We expect the annual savings for years after 2009 will continue at approximately the same level as shown for 2009 in the table above. Estimates of the annual savings expected to be realized if the transaction is implemented are based upon the actual costs to us of the services and disbursements in each of the above categories that were reflected in our recent historical financial statements and the allocation to each category of management’s estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributed to the Company’s SEC reporting company status.

Our management estimates there will be a reduction in auditing fees if we cease to be an SEC reporting company and there will not be any fees for the auditor to attest to our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Preparing financial statements in accordance with U.S. GAAP has been particularly expensive for the Company since the acquisition of Nexus Media in April of 2005, as a result of Nexus Media having all of its operations outside of the United States.

In addition, there will be more limited needs for legal counsel for SEC matters. Other savings estimates include: savings in transfer agent’s fees that could be expected because of the estimated reduction in the number of accounts to be handled by the transfer agent, the lower printing and mailing costs attributable to such reduction and the less complicated disclosure required by our non-SEC reporting status, and the reduction in associated expenses (e.g., word processing, edgarizing, telephone and fax charges associated with SEC filings).

The amounts set forth above are only estimates, and the actual savings to be realized may be greater or less than such estimates. In addition, we expect the various costs associated with remaining an SEC reporting company will continue to increase as a result of the Sarbanes-Oxley Act of 2002 and regulations adopted pursuant to that legislation. If the Company is unsuccessful in increasing its revenues and decreasing its operating expenses in the future, we estimate that its expenses will exceed its revenues and its cash reserves will be depleted and by the end of 2009. Based on our size and resources, the board does not believe the costs associated with remaining an SEC reporting company are justified.

The Company has decided to undertake the transaction at this time for several reasons, including the following: (a) since the Company’s acquisition of several business units in the United Kingdom in April of 2005, the costs associated with being a public company have been very high in relation to the size of the Company, and the Company has determined that based on its size and resources, such costs are not justified; (b) the Company desires to complete the transaction prior to the due date of its 10-K filing for the fiscal year ending December 31, 2006 so that it will not have to undertake additional audit costs; and (c) the Company desires to complete the transaction to avoid the costs of compliance with Section 404 of the Sarbanes-Oxley Act of 2002, which compliance currently would be required in connection with the Company’s 10-K filing for the fiscal year ending December 31, 2007. Mr. Comfort, as an individual and a stockholder, agrees with the Company’s reasoning with respect to the timing of the transaction as stated in the previous sentence.

The board also compared the benefits of the transaction with various disadvantages of the transaction, including:

•	We would have less ability to raise capital in the public security markets, although we have not done this in many years.

•	Remaining stockholders could experience reduced liquidity for their shares of common stock.

•
As a result of being quoted only in the “pink sheets” instead of being quoted on the NASD OTC Bulletin Board, listed on a national securities exchange or quoted on an interdealer quotation system like the Nasdaq Stock Market, the common stock could experience pricing volatility, including the possibility of sharply reduced trading prices.

•
As a result of being quoted only in the “pink sheets” instead of being quoted on the NASD OTC Bulletin Board, listed on a national securities exchange or quoted on an interdealer quotation system like the Nasdaq Stock Market, it is possible that there could be greater spreads between the bid and asked prices for the common stock.

•	We would no longer be subject to certain federal securities laws, including certain provisions of the Exchange Act and the Sarbanes-Oxley Act of 2002, as a result of which:

•
We would no longer be required to make filings, such as quarterly reports on Form 10-Q and annual reports on Form 10-K, with the SEC and our officers would no longer be required to make certifications with respect to our financial statements;

•	Certain liability provisions of the Exchange Act would no longer apply to us;

•
Subject to a 90 day waiting period, the short-swing profit recovery provisions of Section 16(b) of the Exchange Act would no longer apply to our officers, directors, and 10% stockholders and such persons would no longer be required to file beneficial ownership reports under Section 16(a);

•	The Exchange Act’s proxy statement disclosure rules and the related requirement to provide an annual report to stockholders would no longer apply to us; and

•	We would lose the ability to have an S-8 on file for any compensation plans, making the issuance of securities to unaccredited individuals more difficult in the future.

•	We could have less flexibility in attracting and retaining executives and employees because equity-based incentives are not as attractive in a non-SEC reporting company.

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Stockholders who are cashed out would not have an opportunity to liquidate their shares at a time and for a price of their choosing, and could be unable to participate in our future earnings or growth unless they are able to purchase our shares after the transaction.

The board believes that the benefits of the transaction outweigh the disadvantages of the transaction.

In light of the foregoing, the board believes that it is in the best interests of the Company and our stockholders, including unaffiliated stockholders, to take the necessary steps to change our status to a non-SEC reporting company at this time.

Alternatives Considered

The board considered several other alternatives to accomplish the reduction in the number of record holders of common stock to fewer than 300, but ultimately rejected these alternatives because the board believed that the proposed transaction consisting of a reverse stock split followed by a forward stock split structure would be the simplest, most certain and least costly method. More specifically, the alternative transactions failed to satisfy one or more of the following objectives: (a) select a low-cost transaction, (b) select a transaction that would be most certain to achieve the result of taking the Company private, (c) select a transaction that would not result in a limitation on the Company’s ability to utilize its existing net operating loss carryforwards, and (d) select a transaction that would not violate the restrictions related to the Company’s preferred stock (i.e. we are unable to repurchase any of our outstanding common stock without first obtaining the approval of the holders of a majority of our outstanding preferred stock, and in lieu of obtaining such approval, the board determined that it would have a third party, William T. Comfort III, purchase the shares). The other alternatives considered were:

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Taking No Action and Waiting for the Number of Stockholders to Drop Below 300. The board considered waiting to see if the number of stockholders would decrease below 300 without taking any action. However, the number of stockholders of the Company has not changed much over the last few months. In addition, even if the number of stockholders were to drop below 300, the board determined that the risk was too great that the number of stockholders could spring back over 300 at any time.

•
Cash Tender Offer at Similar Price Per Share by the Company or an Affiliate. The board did not believe that a tender offer would necessarily result in the purchase of a sufficient number of shares to reduce the number of record holders of common stock to fewer than 300 because many stockholders with a small number of shares might not make the effort to tender their shares and the cost of completing the tender offer could be significant in relation to the value of the shares that are sought to be purchased. Alternatively, if most of the holders of common stock tendered their shares, we would be required to purchase shares from all tendering stockholders, which would result in a substantially greater cash amount necessary to complete the transaction, or in a proration of purchases which would not reduce the number of record holders. Regardless, a tender offer would provide no guarantee that the number of record holders of common stock would ultimately be reduced to fewer than 300, especially considering the tender offer rules requiring offerors to purchase stock pro-rata from all tendering stockholders in the event of an over subscription. In addition, the Company cannot repurchase common stock without first obtaining the approval of the holders of a majority of our outstanding preferred stock. Also, depending on the amount of shares tendered, a tender offer may result in a change of control, thereby limiting the availability of the Company to use its past net operating losses.

•
Cash-Out Merger. The board considered and rejected this alternative because the proposed transaction would be more simple and cost-effective than a cash out merger. In addition, the board feels that it is in the best interest of the Company and its stockholders to allow the current stockholders and management to work to grow the business, especially considering the recent acquisition of Nexus Media. In addition, costs for this type of transaction would be higher because the Company would need to actively seek a buyer. The board also rejected this alternative because the use of the Company’s net operating losses would be limited.

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Purchase of Shares in the Open Market. The board rejected this alternative because it concluded it was unlikely that we could acquire shares from a sufficient number of record holders to accomplish the board’s objectives in large part because we would not be able to dictate that open share purchases only be from record holders selling all of their shares. In addition, the Company cannot repurchase common stock without first obtaining the approval of the holders of a majority of our outstanding preferred stock. Also, the Company would still have to go through the process of filing a Schedule 13e-3 filing with the SEC, so the costs would be approximately the same.

•
Reverse Stock Split Without a Forward Stock Split. This alternative would accomplish the objective of reducing the number of record holders of common stock below the 300 threshold, assuming approval of the reverse stock split by our stockholders. In a reverse stock split without a subsequent forward stock split, payment would have to be made for the interests of the cashed out stockholders, as well as the fractional share interests of those stockholders who are not cashed out (as compared to the proposed transaction in which only those stockholders whose shares are converted to less than one whole share after the reverse stock split would have their shares converted into the right to receive cash; and all fractional interests held by stockholders holding more than one whole share after the reverse stock split would be reconverted to whole shares in the forward stock split). Thus, the board, and William T. Comfort III, individually, rejected this alternative due to the higher cost involved of conducting a reverse stock split without a forward stock split.

The non-purchasing directors also considered whether the reverse stock split should apply only at the record holder level or whether it should also apply at the level of the stockholders holding shares in street name (with the approval of the brokers and nominees holding the shares on behalf of such street name holders). The non-purchasing directors determined that transaction should be structured so as to apply only at the record holder level (and would not affect stockholders holding in street name) for the following reasons: (a) the Company would be able to determine, immediately prior to the effective time of the reverse stock split, the number of stockholders to be cashed out and the number of shares of stock to be converted into the right to receive cash, and at such time would be able to make an informed decision as to whether the transaction would still be in the best interests of the Company and its stockholders, which would not be possible if the reverse stock split were to occur at the level of the stockholders holding in street name due to the uncertainty of the ownership of the objecting beneficial owners; (b) the non-purchasing directors’ desire to keep the aggregate cost to purchase the fractional shares low; (c) the non-purchasing directors’ desire, at Mr. Comfort’s request, that the purchase agreement between Mr. Comfort and the Company provide a maximum number of shares that he would be required to purchase in the transaction; and (d) the non-purchasing directors’ concerns that there may be individuals who do not own stock at the time of the announcement of the transaction that will try to manipulate the transaction by purchasing 199 shares of common stock prior to the effective date of the reverse split because of the premium to be paid of 200% over the pre-announcement trading price.

Recommendation of the Non-Purchasing Directors

If the transaction is approved and consummated, William T. Comfort III, a stockholder and director of the Company, will purchase the fractional shares resulting after affecting the reverse stock split and the forward stock split, up to a maximum of 119,047 shares, pursuant to the terms and conditions of that certain Purchase Agreement dated October 10, 2006 between Mr. Comfort and the Company, a form of which is attached hereto as Appendix D. If in any event the number of shares to be purchased in the termination exceeds 119,047, the Company may arrange for the purchase of any excess shares by a third party, which may include employees of the Company and its subsidiaries other than the non-purchasing directors. The non-purchasing directors of the board of directors are Charles E. Finelli, Ling S. Kwok, and Robin P. Dummett. Prior to the resignation of Nadim Nsouli from the board of directors on September 11, 2006, Mr. Nsouli was a non-purchasing director. The non-purchasing directors recommended to the full board of directors, and the board retained, Slusser Associates, Inc. as the financial advisor to the non-purchasing directors and the full board of directors.

In evaluating the proposed transaction and the cash consideration, the non-purchasing directors relied on their knowledge of our business, financial condition and prospects, as well as the advice of Slusser Associates and the Company’s legal counsel. In view of the wide variety of factors considered in connection with the evaluation of the transaction and cash consideration, the non-purchasing directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations.

The discussion herein of the information and factors considered by the non-purchasing directors is not intended to be exhaustive, but is believed to include all material factors considered by the non-purchasing directors.

Factors Considered in Determining Fairness of the Transaction to Unaffiliated Stockholders Who Would Be Cashed Out

In determining that the non-purchasing directors would recommend the transaction and the cash consideration to the full board of directors, the non-purchasing directors considered the following substantive factors related to the transaction’s fairness to the unaffiliated stockholders who would be cashed out in the transaction which, in the view of the non-purchasing directors, in the aggregate supported such determination.

•
Current and Historical Prices of the Company’s Common Stock. The non-purchasing directors considered both the historical market prices and recent trading activity and current market prices of the common stock. The non-purchasing directors reviewed the high and low sales prices from October 1, 2003 to October 1, 2006 for the shares, which ranged from $0.57 to $3.25 per share. The last sales price of the common stock on October 13, 2006, the last trading day before we announced the transaction, was $0.70 per share.

The non-purchasing directors noted that, as a positive factor, the cash consideration of $2.10 for each share held by a stockholder immediately before the effective time to be converted into the right to receive cash by the transaction, represents a premium over the pre-announcement trading price. In addition to stockholders receiving a premium to the trading price of the common stock as a result of the reverse stock split, such stockholders will achieve liquidity without incurring brokerage costs.

•
Going Concern Value. In determining the cash amount to be paid by William T. Comfort III to cashed out stockholders for their fractional shares in the transaction, the non-purchasing directors considered the valuation of the Company and the common stock on the basis of a going concern as presented to the non-purchasing directors by Slusser Associates, without giving effect to any anticipated effects of the transaction.

In considering the going concern value of the shares, the non-purchasing directors adopted the analyses and conclusions of Slusser Associates, which are described below under “Special Factors — Opinion and Report of Slusser Associates.” Accordingly, the non-purchasing directors believe that the going concern analysis supports its determination that the transaction is fair to stockholders who would be cashed out by the transaction.

•
Liquidation Value. In determining the cash amount to be paid by William T. Comfort III to cashed out stockholders for their fractional shares in the transaction, the non-purchasing directors did not consider, and did not request its financial advisor to evaluate, the Company’s liquidation value. The non-purchasing directors did not view the Company’s liquidation value to be a relevant measure of valuation given its view that the Company’s going concern value significantly exceeded its liquidation value based on the net realizable value of the Company’s assets in liquidation taking into account their age and condition and limited marketability in a liquidation sale and the significant expenses that would be incurred in liquidating the Company’s assets, compared to the value of the earnings the Company expects to earn in its operations using such assets.

•
Net Book Value. As of June 30, 2006, the net book value per share of common stock was $3.41. The non-purchasing directors noted that book value per common share is an historical accounting value that does not include the additional preferred stock liquidation value of $9,052,601 as of June 30, 2006. If this liability was included in the calculation of net book value, it would have the effect of reducing the book value per share to $1.85. The non-purchasing directors also noted that the book value per common share may be more or less than the net market value of our assets after payment of our liabilities, and a liquidation would not necessarily produce a higher than book value per common share. Accordingly, the non-purchasing directors believe the book value per common share supports their determination that the transaction is fair to stockholders who would be cashed out by the transaction.

•
Opinion of Slusser Associates. The non-purchasing directors considered the opinion of Slusser Associates rendered and delivered to the non-purchasing directors and the full board of directors on October 10, 2006, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the cash consideration of $2.10 per share payable to holders who would be cashed out by the transaction was fair from a financial point of view to those stockholders being cashed out in the transaction. For more information about the opinion you should read the discussion below under “Special Factors — Opinion of the Financial Advisor.”

•
Limited Liquidity for the Company’s Common Stock. The non-purchasing directors recognized the lack of an active trading market and the very limited liquidity of the common stock. With respect to the stockholders who would be cashed out in the transaction, the non-purchasing directors recognized that this transaction presents such stockholders an opportunity to liquidate their holdings at a price which represented a premium to the pre-announcement market value, without incurring brokerage costs.

•
Procedural Fairness. In considering the procedural fairness of the transaction to the unaffiliated stockholders who would be cashed out in the transaction, the non-purchasing directors considered the fact that the transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required as well as the fact that no unaffiliated stockholder representative was retained to act solely on behalf of the unaffiliated stockholders in the transaction to negotiate the terms or prepare a report on behalf of the unaffiliated stockholders. The non-purchasing directors believe that the transaction is procedurally fair because, among other things:

•	The transaction has been approved by the non-purchasing directors;

•	The transaction is being effected in accordance with the applicable requirements of Delaware law;

•
In accordance with the applicable requirements of Company’s certificate of incorporation and Delaware law, the transaction is being submitted to a vote of the stockholders and is subject to approval of holders of a majority of the outstanding shares of common stock;

•
Stockholders can increase, divide or otherwise adjust their existing holdings, before the effective time of the transaction, so as either to retain some or all of their shares or to be cashed out with respect to some or all of their shares; and

•
Stockholders who would be cashed out in the transaction but who desire to continue to be investors in the Company would likely have the opportunity to use the proceeds received in the transaction to acquire shares of common stock in the over-the-counter markets.

Factors Considered in Determining Fairness of the Transaction to Unaffiliated Stockholders Who Would Remain

In determining that the non-purchasing directors would recommend the transaction and the cash consideration to the full board of directors, the non-purchasing directors considered the following substantive factors related to the transaction’s fairness to the unaffiliated stockholders who would remain following the transaction which, in the view of the non-purchasing directors, in the aggregate supported such determination.

In considering the transaction’s effects on the stockholders who would remain following the transaction, the non-purchasing directors considered all the same factors they considered with respect to the transaction’s effects on the unaffiliated stockholders who would be cashed out in the transaction. The non-purchasing directors considered such factors because they bear on the appropriateness and fairness of the price that would be paid by William T. Comfort III in the transaction to stockholders who are cashed out. The unaffiliated stockholders who would remain following the transaction have an interest in ensuring the fairness of the price that would be paid in the transaction to stockholders who are cashed out since costly claims against the Company could be made if fair consideration were not paid to stockholders who are cashed out in the transaction.

The non-purchasing directors also considered the following additional factors related to the transaction’s fairness to the unaffiliated stockholders who would remain following the transaction.

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Future Cost Savings. The non-purchasing directors considered that unaffiliated stockholders remaining after the transaction will benefit from the reduction of direct and indirect costs borne by us to maintain our status as an SEC reporting company. Such reduction will include, but not be limited to, the elimination of costs that would otherwise be required to comply with the additional requirements of SEC reporting companies imposed by the Sarbanes-Oxley Act of 2002 and related SEC and NASD OTC Bulletin Board regulations and the time and attention currently required of management to fulfill such requirements. In addition, the non-purchasing directors considered management’s estimates that if the Company remains an SEC reporting company and is unsuccessful in increasing its revenues and decreasing its operating expenses in the future, its expenses would exceed its revenues and its cash reserves would be depleted by the end of 2009. For a full discussion of the cost savings, see “Special Factors — Purpose and Reasons for the Transaction.”

•
Limited Liquidity for the Company’s Common Stock. The non-purchasing directors recognized the lack of an active trading market and the very limited liquidity of the common stock. With respect to the unaffiliated stockholders who will remain stockholders after the transaction, the non-purchasing directors noted that the effect of this transaction on their liquidity is mitigated by the limited liquidity they currently experience and that shares of common stock will likely be quoted on the “pink sheets.”

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Same Effects on Both Affiliated and Unaffiliated Stockholders. The non-purchasing directors considered the fact that the effects of the transaction on the unaffiliated stockholders who would remain following the transaction would be identical to the effects of the transaction on the affiliated stockholders who would remain following the transaction.

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Procedural Fairness. In considering the procedural fairness of the transaction to the unaffiliated stockholders who would remain following the transaction, the non-purchasing directors considered all the same factors it considered with respect to the procedural fairness of the transaction to the unaffiliated stockholders who would be cashed out in the transaction as well as the fact that the effects of the transaction on such stockholders would be identical to the effects of the transaction on the affiliated stockholders who would remain following the transaction.

Based on the foregoing analyses, the non-purchasing directors believe that the transaction is procedurally and substantively fair to all holders of shares of common stock, including the unaffiliated stockholders, regardless of whether a stockholder receives cash or continues to be a stockholder following the transaction, and believes the proposed cash amount to be fair consideration for those stockholders of record holding less than 200 shares of common stock. The transaction was unanimously recommended by the non-purchasing directors to the full board of directors.

Recommendation of the Board of Directors

The board of directors determined, with Mr. Comfort abstaining, that the transaction, taken as a whole, is fair to and in the best interest of the Company and our stockholders, including unaffiliated stockholders, as discussed below, regardless of whether a stockholder receives cash in lieu of fractional share interests or remains a holder of common stock. The board recommends that stockholders vote for approval of the transaction.

The board has retained for itself the absolute authority to defer or abandon (and not implement) the transaction, even if the stockholders have approved and authorized the transaction and without further action or authorization by the stockholders, if the board determines at any time before the transaction’s consummation, that the transaction is not then in the best interests of the Company and our stockholders. Please see “Special Factors — Reservation of Rights” for further discussion on this.

On October 10, 2006 the full board met, following a meeting of the non-purchasing directors. After considering information obtained about the distribution of shares held in street name, the board, with Mr. Comfort abstaining, concurred in the recommendation of the non-purchasing directors of a 1-for-200 ratio for the reverse stock split and 200-for-1 ratio for the forward stock split, and, adopting the reasoning and recommendations of the non-purchasing directors, approved the transaction as described in this proxy statement. Mr. Comfort abstained from voting because of his agreement with the Company to purchase the fractional shares resulting from the transaction.

Based on the foregoing analysis and the recommendation of the non-purchasing directors, the board believes that the transaction is procedurally and substantively fair to all holders of shares of common stock, including the unaffiliated stockholders, regardless of whether a stockholder receives cash or continues to be a stockholder following the transaction. The transaction was approved by the board, including by Messrs. Finelli, Dummett and Kwok (with Mr. Comfort abstaining), and recommended to the stockholders for their approval.

Fairness of the Transaction

As described above under “Recommendation of the Board of Directors,” the Company’s board believes that the transaction is procedurally and substantively fair to all unaffiliated stockholders, including both the unaffiliated stockholders who will receive cash for their shares of common stock in the transaction and those who will continue to be stockholders following the transaction.

In reaching these determinations, the board did not assign specific weights to particular factors, and considered all factors as a whole.

Mr. Comfort has determined that the transaction is procedurally and substantively fair to the unaffiliated stockholders of the Company. In reaching this determination, Mr. Comfort specifically adopts the analysis of the non-purchasing directors set forth in “Special Factors - Recommendation of the Non-Purchasing Directors.”

See “Special Factors - Interests of Executive Officers and Directors in the Transaction.”

Opinion of the Financial Advisor

On behalf of the board of directors, the non-purchasing directors retained Slusser Associates on August 3, 2006 to act as financial advisor to the board in connection with the proposed transaction for a fee of $100,000. The non-purchasing directors retained Slusser Associates based upon the following factors: Slusser Associates is an independent and experienced provider of valuation and fairness opinions; it does not have a conflicting role in the transaction; and it is thoroughly familiar with the Company and its operations from having rendered prior fairness opinions in unrelated transactions and could therefore perform the analysis more expeditiously and cost effectively than other financial advisors. Prior to its retention, Slusser Associates had rendered fairness opinions to the Company in unrelated transactions in May 2001 and August 2003.

On October 10, 2006, Slusser Associates delivered an opinion to the non-purchasing directors and the full board of directors that, as of such date, the cash consideration of $2.10 per share payable to holders who would be cashed out by the transaction was fair from a financial point of view to those stockholders being cashed out in the transaction. The full text of Slusser Associates’ opinion is attached to this proxy statement as Appendix C.

In connection with its opinion, Slusser Associates has, among other things:

•	reviewed the Proxy Statement;

•
reviewed and analyzed current and historical market prices and trading activity of the common stock of the Company and certain other relevant historical information relating to the Company made available to it from published sources and from the internal records of the Company;

•	compared certain financial information for the Company with similar information for certain other publicly traded companies, as described below;

•	reviewed the principal financial terms, to the extent publicly available, of selected precedent transactions that it deemed generally comparable to the transaction;

•	reviewed and discussed the business prospects and financial outlook of the Company with representatives of the senior management of the Company; and

•	performed such other financial studies, analyses and investigations as it deemed appropriate.

With respect to the data and discussions relating to the business prospects and financial condition of the Company, Slusser Associates assumed that such data was reasonably prepared on a basis reflecting the best currently available estimates and judgment of our management as to our future financial performance. Slusser Associates further relied on the assurances of our senior management that they are unaware of any facts that would make such business prospects and financial outlook incomplete or misleading.

In rendering its opinion, Slusser Associates relied upon and assumed the accuracy and completeness of the financial, legal, tax, operating and other information provided to Slusser Associates by us (including our financial statements and related notes thereto), and did not assume responsibility for independently verifying and did not independently verify such information. Slusser Associates did not assume any responsibility to perform, and has not performed, an independent evaluation or appraisal of our assets or liabilities, and was not furnished with any such valuations or appraisals. Additionally, Slusser Associates was not asked and did not consider the possible effects of any litigation or other legal claims. Slusser Associates assumed that the transaction will be consummated in a timely manner and in accordance with the terms set forth in this proxy statement.

While Slusser Associates rendered its opinion and provided certain financial analyses to the non-purchasing directors and board of directors, its opinion was only one of many factors taken into consideration by the non-purchasing directors in making their recommendation to the full board of directors and by the full board of directors in recommending the transaction to the stockholders. Slusser Associates did not recommend to the non-purchasing directors or the full board of directors the specific amount of consideration that should be paid in the proposed transaction. The decisions to recommend and pursue the proposed transaction and the determination of the amount of consideration to be paid in connection with the reverse stock split were solely those of the non-purchasing directors and the full board of directors.

In preparing its opinion, Slusser Associates noted that while implementation of the transaction would result in stockholders of record holding fewer than 200 shares of common stock in the aggregate (after aggregating all common stock certificates held by such record holder) being cashed out, any such stockholders who desire to remain stockholders should be able to do so either by increasing their holdings before the effective time of the transaction or by using the proceeds received in the transaction, to acquire shares of common stock in the over-the-counter markets.

In preparing its opinion, Slusser Associates performed a variety of analyses, which are described below, and which Slusser Associates believed to be the conventional valuation methodologies typically used by expert financial advisors to value companies and the most appropriate methodologies to value the Company for purposes of rendering its opinion. Slusser Associates recognized that other valuation methodologies existed but determined that in its opinion no such methodologies were as likely to accurately value the Company’s common stock as the analyses it used. Slusser Associates considered the results of all such analyses as a whole and did not attribute any particular weight to any specific analysis or factor. As such, consideration of only a portion of the analyses could create an incomplete view of the processes underlying Slusser Associates’ opinion.

In addition, Slusser Associates noted that it relied upon representations made by management that the Company expects to maintain a policy of timely and periodic reporting to the Company’s stockholders. Slusser Associates took into consideration a number of other factors including an analysis of the fair market value of the Company’s preferred stock and its impact on valuation, a proposed plan by management to dispose of certain non-performing assets, the relatively recent nature of the acquisition of Nexus Media by the Company, the value of the Company’s existing net operating loss carryforwards and other issues as they related to U.S. GAAP and accounting principles generally accepted in the United Kingdom (“U.K. GAAP”).

The following paragraphs summarize the quantitative and qualitative analyses performed by Slusser Associates in arriving at the opinion delivered to the board of directors.

Fairness Opinion Process

The preparation of a fairness opinion is a complex process not susceptible to partial analysis or summary description. Slusser Associates believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying the analysis set forth in its opinion.

In performing its analyses, Slusser Associates made numerous assumptions with respect to industry performance, general business, financial, market and economic and other matters, many of which are beyond its control. The analyses Slusser Associates performed are not necessarily indicative of actual values or actual future values, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Slusser Associates' analysis of the fairness, from a financial point of view, to those stockholders who would receive the cash consideration. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

Discounted Cash Flow Analysis

Management provided Slusser Associates a long range financial plan that projected negative cash flow for the foreseeable future. Hence, the discounted cash flow was negative. As a result, Slusser Associates concluded that a discounted cash flow analysis of the Company was not applicable.

Comparable Company Analysis

In connection with its opinion, Slusser Associates compared certain financial information, including the market values and trading multiples, of the Company with similar information for five publicly traded business to business publishing companies whom Slusser Associates believed had operations and size (based on total revenues) most comparable to ours. Slusser Associates deemed each of these companies to be comparable to the Company because like us each of them is a company that competes in our industry. Slusser Associates noted that none of the companies used in this analysis were identical to the Company and that while these companies were the smallest (based on total revenues) publicly traded business to business publishing companies that had operations comparable to ours that it was able to identify, most of the companies had significantly larger revenues than us.

The companies used in the comparison were:

•	Incisive Media plc

•	Euromoney Institutional Investor plc

•	Wilmington Group plc

•	Centaur Media plc

•	Tarsus Group plc

In performing its analysis below and determining the multiples for the comparable companies, Slusser Associates made the following assumptions:

•	the financial information for the comparable companies and for us is accurate and reliable; and

•	economic, market, financial and other conditions as they existed at the time of the analysis would continue to hold steady in the immediate future.

Based on the market values of the companies listed above, Slusser Associates analyzed their respective EBITDA (earnings before interest, taxes, depreciation and amortization) to determine a multiple for each comparable company. Slusser Associates used EBITDA as a metric due to its general acceptance and use in the financial community as a metric representative of a company’s enterprise value.

Set forth below is an analysis used by Slusser Associates in estimating an implied value per share:

Enterprise Value as Multiple of	Average multiple	Company Financials ($000)	Implied Enterprise Value ($000)	Net Long Term Obligations ($000)	Implied Value per Share

EBITDA (estimated 2006)	11.2x	$1,629	$18,244	$8,868	$1.61

Slusser Associates, using the average multiples, determined that our implied enterprise value is approximately $18.244 million and that the implied value per share based on the market values of the comparable companies was approximately $1.61 per share based on EBITDA analysis. The proposed cash out consideration of $2.10 per share represents a premium of approximately 30.4% to this average implied value per share.

Market Analysis

Slusser Associates reviewed and analyzed the common stock’s current and historical market prices and trading activity and certain other relevant historical information relating to us made available by published sources and from our internal records. Observing our common stock price over the past three years, Slusser Associates noted that the range per share has been between $0.57 and $3.25.

Comparable Transactional Analysis

To the extent possible, Slusser Associates reviewed the principal financial terms of selected transactions during the past 36 months in the business-to-business publishing industry. Slusser Associates included in its analysis all such transactions it was able to identify and with respect to which it was able to obtain necessary information regardless of the size of the transaction and the company involved, since in its opinion Slusser Associates did not believe the size of the transaction to be relevant to the analysis. Slusser Associates deemed these transactions to be generally comparable to the proposed transaction since the proposed transaction as they represent a comparable business being acquired in an arms length transaction. The most relevant comparable transaction was the acquisition of Incisive Media plc by an affiliate of Apax Partners Worldwide LLP. This transaction was appropriate as it is a direct comparable to the Company’s business and the stated objectives of the board of directors of the acquired company were that the business would be better realized as a private company rather than remaining in the quoted markets. The enterprise value to EBITDA multiple of this transaction was approximately 17.6x. This would imply a value per share of the Company of approximately $3.40.

In Slusser Associates opinion, given its view of the Company’s historical earnings and potential future earnings and the lack of an active trading market for, and the very limited liquidity of, the common stock, the fact that the proposed cash out price of $2.10, represented the highest closing price of the Company’s common stock in the 12 months prior to the announcement of the transaction was a more important indicator of the fairness of the transaction than the comparable transaction analysis. Moreover, although the comparable transaction was in the same industry it was a significantly larger and more profitable enterprise, thus justifying a higher relative valuation to the Company.

Net Book Value Analysis

Slusser Associates noted that the stated book value per share at June 30, 2006 was $3.41 and that after giving effect to liquidation and accumulation of dividends of $9,052,601, the adjusted net book value per share was $1.85.

Conclusion

Based upon the above analyses, Slusser Associates determined that the cash consideration of $2.10 per share payable to holders who would be cashed out by the transaction was fair from a financial point of view to those stockholders being cashed out in the transaction. Slusser Associates provided its advisory services and its fairness opinion for the information of and assistance to the board of directors. We have agreed to indemnify Slusser Associates against certain liabilities, including liabilities arising under the federal securities laws.

Recent Developments

Management of the Nexus Media entities (wholly-owned subsidiaries of the Company) has contemplated a management incentive plan for certain executives of Nexus Media, pursuant to which such executives may be permitted to purchase up to 15% of the issued and outstanding shares of Lampcycle Limited, a wholly-owned subsidiary of the Company (“Lampcycle”), at a price to be determined by the board of directors of the Company. None of the directors of the Company are among the executives that would be permitted to purchase the Lampcycle shares pursuant to such plan. In connection with the contemplation of implementing such plan, management engaged RSM Robson Rhodes LLP to provide an estimate of the fair market value of all of the issued and outstanding shares of Lampcycle and a minority interest therein, which was described in a report entitled Valuation of the Shares dated October 19, 2006. Such plan has not yet been presented to or approved by, and the price to be paid for such equity interests has not yet been determined by, the board of directors of the Company. Slusser Associates, in its capacity as financial advisor to the non-purchasing directors and the board of directors of the Company, delivered a letter to the non-purchasing directors and the board of directors dated November 30, 2006 indicating that it had reviewed the report of RSM Robson Rhodes LLP and that after taking into account such report and subject to the provisions of Slusser Associates’ opinion letter to the non-purchasing directors and the board of directors dated October 10, 2006, Slusser Associates reaffirmed its opinion that the payment of $2.10 per pre-split share for the fractional share interests is fair from a financial point of view to the stockholders being cashed out in the transaction.

Certain Effects of the Transaction

The transaction will have various effects on us, the affiliated stockholders and the unaffiliated stockholders, which are described in the sections immediately below:

Effects on the Company

If approved at the Special Meeting, the transaction will have various effects on us, as described below:

•	Reduction in the Number of Stockholders. We believe that the transaction will reduce the number of record stockholders of shares, from approximately 315 to approximately 195.

•
Termination of Exchange Act Registration. The common stock is currently registered under the Exchange Act. To terminate this registration, we plan to file a Form 15 with the SEC following the transaction if our common stock is no longer held by 300 or more stockholders of record of common stock. Terminating the common stock’s registration under the Exchange Act would substantially reduce the information we are required to furnish to our stockholders and to the SEC. It would also make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, Section 16(a) reporting for officers, directors, and 10% stockholders, proxy statement disclosure in connection with stockholder meetings, and the related requirement of an annual report to stockholders, no longer applicable after a 90 day waiting period. We intend to file to affect such termination as soon as practicable following completion of the transaction.

•
Effect on Market for Common Stock. The common stock is currently quoted on the NASD OTC Bulletin Board. After implementing the transaction, the common stock would be ineligible for quotation on the NASD DTC Bulletin Board, listing on a national securities exchange or quotation on the Nasdaq Stock Market. The common stock’s ineligibility for listing or quotation, together with the reduction in public information concerning us as a result of our no longer being required to file reports under the Exchange Act, could reduce the liquidity of the common stock, although we believe the common stock will continue to be quoted on the “pink sheets” and our remaining stockholders will continue to be able to trade their shares in the over-the-counter markets or private transactions. Deregistration could make it more difficult for us to raise additional capital, use our stock as consideration in business acquisitions, or provide equity-based compensation to our executives and other employees.

•
Financial Effects of the Transaction. We expect to use approximately $455,000 of cash to pay the transaction costs in this transaction (excluding the cost to purchase the fractional shares, which will be paid by William T. Comfort III, and if necessary, another purchaser of the shares), and that this use of cash will not have any materially adverse effect on our liquidity, results of operation, or cash flow. We have sufficient cash and short term cash equivalents to fund the transaction and believe that such costs will be more than offset by anticipated cost savings. For further discussion of our financing of the transaction, please refer to the section below entitled “Special Factors — Source of Funds and Financing of the Transaction.”

Effects on Stockholders

As used in this proxy statement, the term “affiliated stockholder” means any stockholder who is one of our directors or executive officers, and the term “unaffiliated stockholder” means any stockholder other than an affiliated stockholder. Although the transaction will generally affect all stockholders the same, only one of our affiliated stockholders, Mr. Comfort, owns 200 or more shares of common stock and Mr. Finelli, our chief executive officer, and Mr. Dummett, a director, own stock options representing the right to purchase 200 or more shares of common stock. As a result, we expect that the percentage of beneficial ownership of our officers and directors as a group would increase from approximately 6.1% of our common stock before the transaction to approximately 6.2% (and a maximum of 8.2%) of our common stock after the transaction. For more information on our officers’ and directors’ security interests, please refer to the section below entitled “Security Ownership of Directors and Executive Officers.”

The effects of the transaction to a stockholder would vary based on whether or not all or any portion of the stockholder’s shares would be converted into the right to receive cash in the transaction. The determination of whether or not any particular shares of common stock would be converted into the right to receive cash in the transaction would be based on whether the holder of those shares holds fewer than 200 shares of common stock in the aggregate (after aggregating all common stock certificates held by such record holder) and whether such shares are held of record. Because a stockholder may hold a portion of his shares of record and a portion of his shares in street name, a stockholder may have a portion of his shares subject to the terms of the transaction and a portion not subject to the transaction.

•
Cashed Out Stockholders. Stockholders of record owning fewer than 200 shares of common stock in the aggregate (after aggregating all common stock certificates held by such record holder) immediately before the effective time of the transaction will, upon consummation of the transaction:

•	Be entitled to receive cash consideration of $2.10 for each of share of common stock held immediately before the effective time;

•	No longer have an equity interest in us with respect to such shares; and

•
Be required to pay federal and, if applicable, state, local and foreign income taxes on the cash amount received in the transaction or recognize loss for tax purposes depending upon the purchase price of their stock.

•	Remaining Stockholders. Potential effects on stockholders who remain as stockholders after the transaction include:

•
After the expiration of a 90 day waiting period, the directors and executive officers will no longer be subject to the reporting and short-swing profit provisions under the Exchange Act with respect to changes in their beneficial ownership of common stock.

•
The liquidity of the shares of common stock held by stockholders may be further reduced by the transaction due to the expected termination of the registration of the common stock under the Exchange Act and its no longer being eligible for quotation on the NASD OTC Bulletin Board, listing on a national securities exchange or quotation on the Nasdaq Stock Market. Any trading in the common stock after the transaction will only occur in the over-the-counter markets or in privately negotiated sales, and the common stock will likely only be quoted in the “pink sheets.” There can be no assurance of any market for the common stock after the transaction.

Interests of Executive Officers and Directors in the Transaction

If implemented, the transaction will not have any effect on compensation to be received by our directors or executive officers or on our employment arrangements with our executive officers. We refer you to the information under the heading “Security Ownership of Directors and Executive Officers” for information regarding our current officers and directors and their stock ownership. As a result of the transaction, we expect that the percentage of common stock beneficially owned by our current executive officers and directors as a group would increase from approximately 6.1% of our common stock before the transaction to approximately 6.2% (and a maximum of 8.2%) of our common stock after the transaction. Similarly, as a result of the transaction, we expect that the percentage of common stock beneficially owned by William T. Comfort III would increase from approximately 6.1% of our common stock before the transaction to approximately 6.2% (and a maximum of 8.1%) of our common stock after the transaction.

Interests of the Company in the Transaction

As of the record date, the Company holds 1,335,722 shares of common stock in treasury. The Company will be treated the same as any other record holder in this transaction. Since the Company holds more than 200 shares of common stock, its shares will not be converted into the right to receive cash in this transaction.

Quotation on the Over the Counter Bulletin Board Maintained by the NASD

The common stock is currently quoted on the NASD OTC Bulletin Board. Once we terminate the registration of our common stock under the Exchange Act and suspend our obligations to file Exchange Act reports, the common stock will not be eligible for quotation on the NASD OTC Bulletin Board.

Conduct of the Company’s Business after the Transaction

Following the transaction, we would continue to conduct our existing operations in the same manner as now conducted. However, we do expect that management will have more time to devote to the Company’s business. Our directors and executive officers immediately prior to the transaction are expected to remain the directors and executive officers after the transaction. The shares of common stock that would be converted into the right to receive cash in the transaction would be registered in the name of William T. Comfort III. We have no plans to issue additional shares of common stock. Once the transaction is completed and the Company’s common stock is deregistered, the Company will benefit from ceasing (i) the outflow of cash from the business of approximately $2,000,000 for 2007 and 2008, and $1,800,000 annually thereafter, and (ii) the relatively large drain on management time. Following the completion of the transaction, management expects to undertake a strategic review of the Company’s business, utilizing these two benefits to grow the parts of the business with such potential both internally and through possible acquisitions of assets that management believes have latent potential.

Management of the Nexus Media entities (wholly-owned subsidiaries of the Company) has contemplated a management incentive plan for certain executives of Nexus Media, pursuant to which such executives may be permitted to purchase up to 15% of the issued and outstanding shares of Lampcycle, at a price to be determined by the board of directors of the Company. None of the directors of the Company are among the executives that would be permitted to purchase the Lampcycle shares pursuant to such plan. In connection with the contemplation of implementing such plan, management engaged RSM Robson Rhodes LLP to provide an estimate of the fair market value of all of the issued and outstanding shares of Lampcycle and a minority interest therein, which was described in a report entitled Valuation of the Shares dated October 19, 2006. Such plan has not yet been presented to or approved by, and the price to be paid for such equity interests has not yet been determined by, the board of directors of the Company. Slusser Associates, in its capacity as financial advisor to the non-purchasing directors and the board of directors of the Company, delivered a letter to the non-purchasing directors and the board of directors dated November 30, 2006 indicating that it had reviewed the report of RSM Robson Rhodes LLP and that after taking into account such report and subject to the provisions of Slusser Associates’ opinion letter to the non-purchasing directors and the board of directors dated October 10, 2006, Slusser Associates reaffirmed its opinion that the payment of $2.10 per pre-split share for the fractional share interests is fair from a financial point of view to the stockholders being cashed out in the transaction.

Asset Disposition Plan

Management has discussed the possibility of disposing of some of the Company’s assets in the future. The Company would retain the assets that it considers to have the potential for growth, and would focus its efforts on the development of such assets. Management is considering disposing of assets that either (i) are mature and declining in revenue or (ii) have a market position so small that no material upside exists for the Company in the foreseeable future. Some of these assets currently yield very little profit for the Company, but the Company expects to seek buyers who may pay a strategic premium for such assets.

On November 20, 2006, Nexus Commercial Media Limited (“Nexus Commercial”), an indirect wholly-owned subsidiary of the Company, entered into a purchase and sale agreement with Haymarket Publishing Group Limited, a company registered in England and Wales (“Haymarket”), pursuant to which Nexus Commercial agreed to sell to Haymarket certain assets including contracts, intellectual property, goodwill, subscription and customer lists and inventory related to certain horticultural assets of Nexus Commercial, including without limitation all of Nexus Commercial’s interest in the publications “Grower” and “Grower Directory,” certain “Grower” domain names and certain events including the Grower of the Year Awards, the Garden Centre & Retail Awards, the South West Regional Grower Show, Re Fresh, Fruit Focus and the World Grower Awards.

The £275,000 (approximately $520,000) purchase price was reduced at closing by a working capital adjustment of £115,000 (approximately $217,000) that was primarily for subscription revenue received by Nexus Commercial prior to closing.  The purchase price is subject to customary post-closing adjustments with respect to the calculation of working capital as of the closing date. The acquisition closed on November 20, 2006, the same day the agreement was signed, with Nexus Commercial receiving the net purchase price on such date.

On November 27, 2006 following an initial strategic review of the Company’s business units, several of the Nexus Media entities (all wholly-owned subsidiaries of the Company) informed approximately 30 people that their positions may be made redundant and that they may be terminated. The positions of these employees may no longer be necessary because of the reduction in size of the Company’s business as it moves to focus its development on fewer market positions and to improve overall efficiency of the Company’s operations. The Company expects to incur primarily severance and other employee benefit termination costs in connection with the termination of such employees. The Company currently expects to complete the termination of such employees by February of 2007. Charges related to these actions are expected to be incurred in the fourth quarter of 2006 in the amount of approximately £300,000 (approximately $570,000). The Company expects that substantially all of the foregoing costs will result in future cash expenditures either in the fourth quarter of 2006 or the first quarter of 2007. As the Company implements the termination of such employees, the actual costs and charges may change in amount and/or timing.

On December 4, 2006, Nexus Commercial and Nexus Business Communications Limited (“Nexus Business,” and together with Nexus Commercial, the “Nexus Commercial Companies”), indirect wholly-owned subsidiaries of the Company, entered into a license agreement (the “PM License Agreement”) with Purple Media Solutions Limited, a company registered in England and Wales (“Purple Media”).   Pursuant to the terms of the PM License Agreement, the Nexus Commercial Companies have agreed to grant an exclusive license of the Nexus Commercial Companies’ rights and interests to Purple Media in (a) certain publications, including the publications “Electrical Times,” “What to Buy for Business,” “Hotel Spec,” “Shop Spec,” “ The Probe,” “Smile (The Hygienist)” and “First Magazine,” (b) certain domain names related to such publications and (c) certain events, including the Electrical Awards and the Dental Awards ((a), (b) and (c) collectively, the “PM Assets”).  The PM License Agreement has an unlimited term and provides that the Nexus Commercial Companies will receive a monthly royalty payment of 7.5% of the revenue generated by Purple Media with respect to the PM Assets.  The PM License Agreement also grants Purple Media an option to acquire the PM Assets for either (1) at any time prior to December 1, 2011, an amount equal to £650,000 (approximately $1,270,000) less any royalty payments paid by Purple Media pursuant to the PM License Agreement prior to the date such option is exercised or (2) at any time after December 1 2011, an amount equal to £230,000 (approximately $450,000).

In addition, also on December 4, 2006, the Nexus Commercial Companies entered into a sale and purchase agreement (the “PM Sale Agreement”) with Purple Media to sell certain assets and liabilities of the Nexus Commercial Companies to Purple Media including contracts, subscription and customer lists, equipment and inventory (less deferred subscription liabilities) related to the PM Assets.  Pursuant to the terms of the PM Sale Agreement, the Nexus Commercial Companies will make a payment to Purple Media of £89,000 (approximately $175,000), mainly to account for deferred income from publication subscriptions paid by customers to the Nexus Commercial Companies in advance.  Such amount may be increased or decreased subject to customary post-closing adjustments with respect to the calculation of working capital as of the closing date.  The sale described in the PM Sale Agreement closed on December 4, 2006, the same day the agreement was signed, with the amount referred to above being paid by the Nexus Commercial Companies on such date.

Also on December 4, 2006, the Nexus Commercial Companies and Nexus Business Limited, an indirect wholly-owned subsidiary of the Company (together with the Nexus Commercial Companies, the “Nexus Group”) entered into a license agreement (the “SJP License Agreement”) with Saint John Patrick Publishers Limited, a company registered in England and Wales (“Saint John”).  Pursuant to the terms of the SJP License Agreement, the Nexus Group has agreed to grant an exclusive license of the Nexus Group’s rights and interests to Saint John in (a) certain publications, including the publications “Mobile Europe,” “European Communications,” “Electrical Review” and “Electronics World” and (b) certain domain names related to such publications ((a) and (b) collectively, the “SJP Assets”).  The SJP License Agreement has an unlimited term and provides that the Nexus Group will receive a monthly royalty payment of 7.5% of the revenue generated by Saint John with respect to the SJP Assets.  The SJP License Agreement also grants Saint John an option to acquire the SJP Assets for either (1) at any time prior to December 1, 2011, an amount equal to the sum of £450,000 (approximately $880,000) less any royalty payments paid by Saint John pursuant to the SJP License Agreement prior to the date such option is exercised, so long as such payment exceeds the aggregate amount of the royalties paid by Saint John pursuant to the SJP License Agreement during the two years prior to the date such option is exercised or (2) at any time after December 1, 2011, an amount equal to £150,000 (approximately $290,000).

In addition, also on December 4, 2006, the Nexus Group entered into a sale and purchase agreement (the “SJP Sale Agreement”) with Saint John to sell certain assets and liabilities of the Nexus Group to Saint John including contracts, subscription and customer lists, equipment and inventory (less deferred subscription liabilities) related to the SJP Assets.  Pursuant to the terms of the SJP Sale Agreement, the Nexus Group will make a payment to Saint John of £212,000 (approximately $415,000), of which £112,000 (approximately $220,000) will be paid at closing and £100,000 (approximately $195,000) will be paid on March 31, 2007, mainly to account for deferred income from publication subscriptions paid by customers to the Nexus Group in advance.  Such amount may be increased or decreased subject to customary post-closing adjustments with respect to the calculation of working capital as of the closing date.  The sale described in the SJP Sale Agreement closed on December 4, 2006, the same day the agreement was signed, with the closing amount referred to above being paid by the Nexus Group on such date (except for the deferred payment to Saint John, which will be paid on March 31, 2007).

Access to Certain Financial Information after the Transaction

Upon completion of the transaction, we intend to deregister the common stock under the Exchange Act and thus suspend our obligation to file annual and period reports and make other filings with the SEC. This transaction will result in the number of record holders of common stock being reduced from approximately 315 to 195, with stockholders of record holding 200 shares of common stock or greater remaining after the transaction. This transaction will not affect the number of holders of preferred stock, which is currently approximately 195. The Company recognizes that by effecting the transaction, it will be difficult for holders of common stock and preferred stock to obtain relevant financial information regarding the Company. Therefore, the Company expects to communicate with stockholders on a timely basis, and provide financial and other relevant information, so that all stockholders can be reasonably informed of the Company’s progress after the effectiveness of the transaction. However, the Company may cease to provide such information to its stockholders in the future to the extent that management and the board of directors determines that ceasing to provide such information is in the best interest of the Company and its stockholders.

In addition, the Company is currently required to file certain annual financial reports publicly in the United Kingdom (“U.K.”) related to the operations of its subsidiaries located in the U.K. pursuant to the U.K. Companies Act 1985 (as amended), including an audited profit and loss account and an audited balance sheet. Such annual reports are due 10 months following each Nexus Media fiscal year end of December 31, or by October 31 each subsequent year. The most recently filed reports (from the last fiscal year) can be accessed for a fee of £1 per report online at http://wck2.companieshouse.gov.uk, and earlier annual reports can be accessed for a fee of £3 per report by calling The Companies House in the U.K. at (011) 44-8703333636.

The Company currently expects to provide such financial information as long as it is required to do so in the U.K.. Therefore, as long as such financial information continues to be made publicly available and the Company is required to provide it, the stockholders of the Company may be able to access such financial information regarding the Company’s U.K. operations. However, any such financial information provided publicly in the U.K. pursuant to the U.K. Companies Act 1985 (as amended) would only include information related to the operations of the Company’s subsidiaries located in the U.K. in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP. Such financial statements would not represent the financial position or results of operations of the Company as a whole and should not be relied upon as a substitute for the financial statements of the Company.

Conditions to the Completion of the Transaction

The transaction will not be effected unless and until our stockholders approve the transaction and the board of directors determines to implement the transaction.

If the stockholders approve the transaction, we anticipate filing the amendments to our Certificate of Incorporation with the Delaware Secretary of State, and thereby effecting the transaction, as soon as practicable after the Special Meeting. However, the board of directors may decide to defer or abandon (and not implement) the transaction, even if the stockholders have approved and authorized the transaction and without further action or authorization by the stockholders, if the board of directors determines at any time prior to the transaction’s consummation, that the transaction is not then in the best interests of the Company and its stockholders. The board has reserved this right to ensure that it may abandon the transaction in the event that currently unforeseen changes in circumstances (for example, a change in the estimated number of shares that would be converted into the right to receive cash in the transaction in excess of 119,047 shares (the maximum amount Mr. Comfort has committed to purchase), together with the board’s determination that the Company will be unsuccessful in finding another purchaser of the excess shares) cause the transaction to no longer be in the best interests of the Company and our stockholders. In addition, authorization of the transaction by the stockholders will expire at 5:00 p.m. Eastern Time on the sixtieth business day following the special meeting, which is                        , 2007, if the transaction is not implemented by that time. See the section below entitled “Special Factors — Reservation of Rights.” By voting in favor of the transaction, you are expressly authorizing the board of directors to determine to defer the transaction until as late as 5:00 p.m. Eastern Time on the sixtieth business day following the special meeting, which is                            , 2007, or abandon (and not implement) the transaction if the board of directors should so decide.

Source of Funds and Financing of the Transaction

Because we cannot currently determine the exact amount of shares that would be converted into the right to receive cash, we can only estimate that the total amount to be paid to stockholders in the transaction would be approximately $16,800 which will be paid in cash by (a) William T. Comfort III as purchaser of the fractional shares up to a maximum number of 119,047 shares and (b) if more than 119,047 shares are cashed out in the transaction, all shares in excess of such amount may be purchased by a third party, which may include employees of the Company and its subsidiaries other than the non-purchasing directors.

We estimate that the transaction related fees and expenses, consisting primarily of financial advisory fees, filing fees, fees and expenses of attorneys and accountants, and other related charges will total approximately $455,000 assuming the transaction is completed. This amount consists of the following estimated fees:

DESCRIPTION	AMOUNT
Advisory fees and expenses	$100,000
Legal fees and expenses	$220,000
Accounting fees and expenses	$90,000
Printing and mailing costs	$10,000
Proxy Solicitation	$15,000
Transfer Agent	$20,000
Total	$455,000

Based upon these estimates, we have sufficient cash and short term cash equivalents to fund the transaction.

Anticipated Accounting Treatment

We expect to use approximately $455,000 of cash to pay the transaction costs in this transaction (excluding the cost to purchase the fractional shares, which will be paid by William T. Comfort III), and that this use of cash will not have any materially adverse effect on our liquidity, results of operation, or cash flow. We have sufficient cash and short term cash equivalents to fund the transaction and believe that such costs will be more than offset by anticipated cost savings. The transaction costs of approximately $455,000 will increase the costs reported in the Company’s Income Statement under the heading “general and administrative operating expenses.” For further discussion of our financing of the transaction, please refer to the section below entitled “Special Factors — Source of Funds and Financing of the Transaction.”

U.S. Federal Income Tax Consequences

Summarized below are the material federal income tax consequences to us and our stockholders resulting from the transaction. This summary is based on existing federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. Many types of stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules including, but not limited to, stockholders who received the common stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

This summary assumes that you have held and will continue to hold your shares as capital assets and that you are one of the following:

•	A citizen or resident of the United States;

•	A corporation or an entity taxable as a corporation created or organized under U.S. law (federal or state);

•	An estate the income of which is subject to U.S. income taxation regardless of its sources;

•	A trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or

•	Any other person whose worldwide income and gain is otherwise subject to U.S. income taxation on a net basis.

NO RULING FROM THE INTERNAL REVENUE SERVICE OR OPINION OF COUNSEL WILL BE OBTAINED REGARDING THE FEDERAL INCOME TAX CONSEQUENCES TO THE STOCKHOLDERS OF THE COMPANY IN CONNECTION WITH THE TRANSACTION. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES, IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

Federal Income Tax Consequences to the Company

We believe that the transaction would not result in any material federal income tax consequences to the Company. Although the purchase of shares by William T. Comfort III in connection with the transaction will increase his percentage of beneficial ownership of common stock in the Company from 6.1% before the transaction to 6.2% afterwards (and a maximum of 8.1%), such increase should not have a material effect on whether the Company has experienced an ownership change as determined under Section 382 of the Internal Revenue Code of 1986, as amended, which, if experienced, could limit the Company’s ability to utilize its net operating loss carryforwards on a current basis.

Federal Income Tax Consequences to Stockholders Who Are Not Cashed out in the Transaction

If you continue to hold the Company’s common stock immediately after the transaction, and you receive no cash as a result of the transaction, you would not recognize any gain or loss in the transaction and would have the same adjusted tax basis and holding period in your the Company’s common stock as you had in such stock immediately before the transaction.

Federal Income Tax Consequences to Cashed out Stockholders

If you receive cash as a result of the transaction and after the transaction you do not constructively own any Company common stock through a related person, you would recognize capital gain or loss. The amount of capital gain or loss you would recognize would equal the difference between the cash you receive for your stock that has been converted into the right to receive cash and your adjusted tax basis in such stock. If after the transaction you constructively own Company common stock through a related person, you should consult your own tax advisor on the consequences of the transaction to you.

Capital Gain and Loss

For individuals, capital gain recognized on the sale of capital assets that have been held for more than 12 months (to the extent they exceed capital losses) generally would be subject to tax at a federal income tax rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less would be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer would be subject to tax at the ordinary income tax rates applicable to corporations. In general, the capital losses of individuals may only be deducted to the extent of the individual’s capital gains plus $3,000 each year. Any capital loss of an individual which is not deductible by reason of the foregoing limitation may be carried forward to subsequent years. In the case of corporations, capital losses may only be deducted to the extent of capital gains. Any capital loss of a corporation which is not deductible by reason of the foregoing limitation may be carried back three years and carried forward five years.

Regulatory Approvals

We are not aware of any material governmental or regulatory approval required for completion of the transaction, other than compliance with the relevant federal and state securities laws and the corporate laws of the state of Delaware.

No Appraisal or Dissenters’ Rights; Escheat Laws

Stockholders do not have appraisal or dissenters’ rights under Delaware state law or the Company’s Certificate of Incorporation or Bylaws in connection with the transaction.

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are converted into right to receive cash and whose addresses are unknown to the Company, or who do not return their common stock certificate(s) and request payment therefor, generally will have a period of years (depending on applicable state law) from the effective date of the transaction in which to claim the cash payment payable to them. Following the expiration of that period, the escheat laws of states of residence of stockholders, as shown by the records of the Company, generally provide for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state. If the Company does not have an address for the holder of record of the shares, then unclaimed cash-out payments, without interest, would be turned over to the Company’s state of incorporation, the state of Delaware, in accordance with its escheat laws.

Reservation of Rights

The board of directors expressly reserves the right to defer the transaction until as late as 5:00 p.m. Eastern Time on the sixtieth business day following the special meeting, which is                     , 2007 or to abandon (and not implement) the transaction, even if the stockholders have approved and authorized the transaction and without further action or authorization by the stockholders, if the board of directors determines at any time before the transaction’s consummation that the transaction is not then in the best interests of the Company and our stockholders. The board has reserved this right to ensure that it may abandon the transaction in the event that currently unforeseen changes in circumstances (for example, a change in the estimated number of shares that would be converted into the right to receive cash in the transaction in excess of 119,047 shares (the maximum amount Mr. Comfort has committed to purchase), together with the board’s determination that the Company will be unsuccessful in finding another purchaser of the excess shares) cause the transaction to no longer be in the best interests of the Company and our stockholders. Currently, no such changes in circumstances are expected and the board intends to implement the transaction if it is approved by the stockholders.

By voting in favor of the transaction, you are expressly authorizing the board to determine to defer the transaction until as late as 5:00 p.m. Eastern Time on the sixtieth business day following the special meeting, which is                     , 2007 or to abandon (and not implement) the transaction if the board should so decide.

THE SPECIAL MEETING

General

We are providing this proxy statement to our stockholders of record as of , 2006, along with a form of proxy that our board of directors is soliciting for use at the Special Meeting to be held on January , 2007 at 10:00 a.m., Eastern Time, at the Highlander Inn, 2 Highlander Way, Manchester, New Hampshire 03103. At the Special Meeting, the stockholders will consider and vote upon proposals to:

•
Approve amendments to the Company’s Certificate of Incorporation to effect a 1-for-200 reverse stock split of the Company’s issued common stock, including any common stock held in treasury, immediately followed by a 200-for-1 forward stock split of the Company’s then issued common stock, including any common stock held in treasury, with stockholders of record holding less than 200 shares of common stock in the aggregate (after aggregating all common stock certificates held by such record holder) before the reverse stock split having their resulting fractional share interests aggregated and converted into the right to receive $2.10 in cash for each such share owned before the reverse stock split in a sale of the fractional shares to William T. Comfort III, a stockholder and director of the Company (the “transaction”);

•
Authorize the adjournment of the Special Meeting to a later date, if in the discretion of the board of directors such adjournment is necessary to allow additional time to solicit sufficient proxies to obtain stockholder approval of the transaction; and

•	Transact such other business as may properly come before the Special Meeting or any adjournment thereof.

All shares of common stock represented by properly executed proxies received by the board of directors pursuant to this solicitation will be voted in accordance with the directions specified on the proxy or, in the absence of specific instructions to the contrary, will be voted in accordance with the board of directors’ recommendation “FOR” the proposals.

If the proposed transaction is approved in accordance with Delaware law, stockholders of record whose shares are converted into less than one whole share in the reverse split (meaning they held fewer than 200 shares in the aggregate (after aggregating all common stock certificates held by such record holder) at the effective time of the reverse split) will receive a cash payment for such fractional share interests equal to $2.10 for each such share held immediately before the effective time of the transaction. The fractional shares will be aggregated and sold to William T. Comfort, III, up to a maximum of 119,047 shares and if more than 119,047 shares are cashed out in the transaction, all shares in excess of such amount may be purchased by a third party, which may include employees of the Company and its subsidiaries other than the non-purchasing directors. The fractional shares purchased will be reconverted back into the same number of shares of common stock outstanding immediately before the effective time of the transaction.

Stockholders who own 200 or more shares at the effective time of the transaction will not be entitled to receive any cash for their fractional share interests resulting from the reverse stock split. The forward split that will immediately follow the reverse split will reconvert their whole share and fractional share interests back into the same number of shares of common stock that they held immediately before the effective time of the transaction. As a result, the total number of such shares held by any such stockholder would not change after completion of the transaction.

After the transaction, we anticipate that we will have fewer than 300 stockholders of record of common stock, in which event we intend to file a Form 15 with the SEC to terminate registration of the common stock under the Exchange Act. As a result, we would no longer be subject to the annual and periodic reporting requirements under the Exchange Act. In connection with the deregistration, the common stock would no longer be eligible for quotation on the NASD OTC Bulletin Board, listing on a national securities exchange or quotation on the Nasdaq Stock Market, although we believe the common stock will be quoted on the “pink sheets” and our remaining stockholders would continue to be able to trade their shares in the over-the-counter markets or private transactions. This transaction cannot occur unless the holders of a majority of the issued and outstanding shares of common stock approve the proposed certificates of amendment to our Certificate of Incorporation, which are attached as Appendix A and Appendix B to this proxy statement.

Who Can Vote at the Special Meeting

Only holders of shares of record at the close of business on                  , 2006 (the “record date”) are entitled to vote at the Special Meeting. On that date, there were 5,813,856 shares of common stock outstanding.

You may vote all of the common stock that you own as of the close of business on the record date, which includes shares held directly in your name as the “stockholder of record” and shares held for you as the “beneficial owner” either through a broker, bank or other nominee. Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some important distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our Transfer Agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent to you by us. As the stockholder of record, you have the right to vote by proxy or to vote in person at the Special Meeting. We have enclosed proxy cards for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name” with respect to those shares, and the proxy materials are being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or other nominee how to vote and are also invited to attend the Special Meeting. As a beneficial owner, however, you are not the stockholder of record, and you may not vote these shares in person at the Special Meeting unless you obtain a signed proxy appointment form from the stockholder of record giving you the right to vote the shares. To vote shares held in “street name” by proxy, you must follow the voting instructions provided by your broker, bank or other nominee.

All holders of common stock may attend the Special Meeting in person. If you are a beneficial owner of common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the Special Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. Only holders of record of common stock as of the record date or their duly appointed proxies may cast their votes in person at the Special Meeting.

Whether you hold your shares directly as stockholder of record or beneficially in street name, you may direct your vote without attending the Special Meeting. You may vote shares registered in your name by signing your proxy card and shares held in street name by following the voting instructions provided by your broker, bank or nominee. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card without specifying your voting instructions, your shares will be voted as described above in “Questions and Answers.”

Annual Report and Quarterly Report

Copies of our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 are included in our SEC filings, which you can access electronically at the SEC’s website at http://www.sec.gov. We will also provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to the Office of the Secretary at the following address: Ergo Science Corporation, 790 Turnpike Street, North Andover, Massachusetts 01845.

Vote Required

The proposal to approve the transaction requires the affirmative vote of holders of a majority of the outstanding shares of common stock. The proposal to approve the transaction is a “non-discretionary” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal (“broker non-vote shares”) will not be counted as votes cast will have the same effect as shares voted against the proposal.

Action on the proposal to authorize the adjournment of the Special Meeting in the discretion of the board of directors, and on any other matters, if any, that are properly presented at the meeting for consideration of the stockholders, will be approved if a quorum is present and the votes cast favoring the action exceed the votes cast opposing the action, with each share having one vote. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.

As of the record date, our directors and executive officers held a total of approximately 6.1% of the outstanding shares of common stock. Our directors and executive officers have indicated that they will vote “FOR” the proposal at the Special Meeting.

Voting and Revocation of Proxies

The shares of common stock represented by properly completed proxies received at or before the time for the Special Meeting will be voted as directed by the respective stockholders unless the proxies are revoked as described below. If no instructions are given, executed proxies will be voted “FOR” approval of the proposals to approve the transaction and to authorize adjournment of the Special Meeting.

The proxies will be voted in the discretion of the proxy holders on other matters, if any, that are properly presented at the Special Meeting and voted upon. The board of directors is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the Special Meeting.

You may revoke your proxy at any time before the vote is taken at the Special Meeting. To revoke your proxy, you must either (i) notify the Secretary in writing at our principal office, (ii) submit a later dated proxy to the Secretary or (iii) attend the Special Meeting and vote your shares in person. Your attendance at the Special Meeting will not automatically revoke your proxy. If you hold your shares in street name, please contact your broker, bank or other nominee for voting information.

Recommendation of the Board of Directors

Our board of directors has approved the transaction and believes that it is fair to and in the best interests of the Company and the common stockholders, including both those stockholders who would be cashed out and those stockholders who would remain. The board of directors recommends that our stockholders vote “FOR” approval of the proposals. For further discussion on the board’s recommendation, please see “Special Factors - Recommendation of the Non-Purchasing Directors” and “Special Factors - Recommendation of the Full Board of Directors” above.

SUMMARY FINANCIAL INFORMATION

Summary Historical Financial Information

The following summary of historical consolidated financial data was derived from our audited consolidated financial statements as of and for each of the years ended December 31, 2005 and December 31, 2004 and from our unaudited consolidated financial statements as of and for the nine months ended September 30, 2006 and September 30, 2005. This financial information is only a summary and should be read in conjunction with the consolidated financial statements of the Company and other financial information, including the notes thereto, contained in our Annual Report on Form 10-K for the year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

Prior to the acquisition of Nexus Media on April 1, 2005, the Company had no operations, having sold its previous operations in November 2003. As a result, Nexus Media is considered to be the predecessor.

ERGO SCIENCE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	Successor			Predecessor
	Ergo Science Corporation consolidated			Nexus Media
	As of	As of	As of	As of
	September 30, 2006	December 31, 2005	September 30, 2005	December 31, 2004

Current assets	$13,131,818	$13,656,101	$14,965,913	$11,157,993
Non current assets	18,937,272	18,435,779	21,178,792	78,783,690
Total assets	$32,069,090	$32,091,880	$36,144,705	$89,941,683

Current liabilities	$11,608,624	$10,610,652	$11,917,772	$14,417,553
Non current liabilities	0	0	0	32,035,520
Total liabilities	11,608,624	10,610,652	11,917,772	46,453,073
Stockholders’ equity	20,460,466	21,481,228	24,226,933	43,488,610
Total liabilities and stockholders' equity	$32,069,090	$32,091,880	$36,144,705	$89,941,683

Working capital/(deficit)	$1,523,194	$3,045,449	$3,048,141	$(3,112,028)

Book value per share	$3.52	$3.69

Weighted average common shares outstanding	5,813,856	5,813,856

Note
The book value per share does not include the additional preferred stock liquidation liability This amount was $9,251,004 and $8,663,500 at September 30, 2006 and at December 31,2005. If this liability was included in the above calculation it would have the effect of reducing the book value per share to $1.93 and $2.20 for the same dates.

ERGO SCIENCE CORPORATION STATEMENT OF OPERATIONS (SUMMARY)

	Successor			Predecessor
	Ergo Science Corporation consolidated			Nexus Media
	Nine months ended September 30, 2006	Six months ended September 30, 2005	Nine months ended December 31, 2005	Three months ended March 31, 2005	Year Ended December 31, 2004

Net revenues	$22,767,600	$19,366,713	$28,399,449	$6,584,877	36,947,862

Gross profit	5,853,711	5,663,353	9,633,770	662,116	9,011,191

Net (loss)/income	$(2,915,559)	$(460,414)	$(2,633,878)	$(1,400,399)	$595,728

Loss per common share:
Basic and Diluted	$(0.50)	$(0.08)	$(0.45)

Weighted average common shares outstanding:
Basic and Diluted	5,813,856	5,813,856	5,813,856

Net income (loss) per common share is not calculated for the predecessor periods since the predecessor did not comprise a stand alone entity. Nexus Media was a part of Highbury House prior to being acquired by Ergo and therefore had no outstanding shares of its own on which earnings per share could be calculated.

ERGO SCIENCE CORPORATION
FINANCIAL INFORMATION OF ERGO SCIENCE CORPORATION PRIOR TO THE ACQUISITION OF NEXUS MEDIA

Statement of Operations (Summary)

Three months ended
March 31, 2005

Net revenues	$0

Gross profit	$0

Net loss	$154,984

Loss per common share:
Basic and Diluted	$0.03

Weighted average common shares outstanding:
Basic and Diluted	5,813,856

Condensed Consolidated Balance Sheet

March 31,2005

Current assets	$27,036,931
Non current assets	0
Total assets	$27,036,931

Current liabilities	$920,503
Non current liabilities	0
Total liabilities	920,503
Stockholders’ equity	26,116,428
Total liabilities and stockholders' equity	$27,036,931

Working capital	$26,116,428

Summary Pro-Forma Financial Information

In accordance with the rules of Regulation S-X of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Company has not included pro-forma financial information to show the effects of (1) the estimated $455,000 in costs in connection with the transaction or (2) the estimated cost savings of approximately $2,000,000 in 2007 and 2008 and $1,800,000 annually each year thereafter as a result of ceasing to be an SEC reporting company. No pro-forma financial information is included because the number of outstanding shares of the Company will not change and under Regulation S-X of the Exchange Act, we cannot include pro-forma information regarding the expenses to be incurred in connection with the transaction or the cash savings expected to occur as a result of ceasing to be an SEC reporting company. See the section above entitled “Special Factors - Purpose and Reasons for the Transaction” for further discussion of the estimated cost savings expected to result from the transaction.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

As of , 2006, there were 5,813,856 shares of common stock outstanding held by approximately 315 stockholders of record.

Our common stock trades on the over-the-counter bulletin board maintained by the NASD (the “NASD OTC Bulletin Board”) under the symbol “ERGO.OB.” The following table shows the quarterly high and low sales prices for the common stock during 2005 and 2004 for the periods indicated, and to date in year 2006, as reported by the NASD OTC Bulletin Board.

	High	Low
2006
First Quarter	$1.02	$0.81
Second Quarter	0.88	0.65
Third Quarter	0.90	0.61

2005
First Quarter	3.25	2.21
Second Quarter	3.00	2.10
Third Quarter	2.39	1.14
Fourth Quarter (Ending December 31, 2005)	1.35	0.71

2004
First Quarter	2.65	1.95
Second Quarter	2.80	2.10
Third Quarter	2.30	1.95
Fourth Quarter (Ending December 31, 2004)	2.47	1.97

On October 13, 2006, the last trading day prior to the announcement of the board’s approval of the transaction, the closing price of the common stock was $0.70.

During the 12-month period prior to announcement of the proposed transaction, from October 1, 2005 to October 1, 2006, the average daily trading volume on the NASD OTC Bulletin Board was approximately 8,630 shares.

We have not paid dividends to our stockholders since our inception. We are unable to pay dividends on our common stock without first obtaining the written consent of the holders of a majority of our outstanding preferred stock. We do not anticipate asking the preferred stockholders to approve a dividend in the foreseeable future.

Except for the issuance of stock options to Nadim S. Nsouli and Robin P. Dummett for their services as directors of the Company on May 19, 2005 and September 11, 2006, respectively, since August 1, 2003, neither we nor any of our directors or executive officers has purchased, sold or effected any other transaction in our common stock.

THE PROPOSED AMENDMENTS

The following is a description of the material terms and effects of the transaction. Copies of the proposed certificates of amendment to our Certificate of Incorporation, effecting the reverse stock split and the forward stock split following immediately thereafter, are attached as Appendix A and Appendix B to this proxy statement and are referred to herein as the “proposed amendments.” This discussion does not include all of the information that may be important to you. You should read the proposed certificates of amendment and this proxy statement and related appendices before deciding how to vote at the Special Meeting.

The Structure of the Transaction

The transaction includes both a reverse stock split and a forward stock split of the common stock. If the transaction is approved by stockholders and implemented by the board of directors, the transaction is expected to occur as soon as practicable after the Special Meeting.

Upon consummation of the reverse stock split, each stockholder of record at the effective time would receive 1 share of common stock for each 200 shares of common stock held by such stockholder at that time. If a stockholder of record holds 200 or more shares of common stock, such stockholder’s shares would not be converted into the right to receive cash after the reverse stock split. Any stockholder of record who holds fewer than 200 shares of common stock in the aggregate (after aggregating all common stock certificates held by such record holder) at the effective time would be entitled to receive a cash payment of $2.10 for each share owned immediately before the effective time.

All stockholders of record who are not cashed out in the reverse stock split, upon consummation of the forward stock split would receive 200 shares of common stock for every 1 share of common stock they held following the reverse split. Consequently, such stockholders would be restored to their share holdings immediately prior to the transaction, and the number of shares held by them would not be affected by the transaction.

Under Delaware law the proposed charter amendments would operate only at the record holder level, as a result of which beneficial holders who hold less than 200 shares of common stock in “street name” immediately before the reverse stock split would not have such shares converted into the right to receive cash in the transaction. However, beneficial owners who hold less than 200 shares of common stock in street name may ensure that such shares would be subject to the transaction by working through your broker or other nominee to have such shares taken out of street name and registered directly in your name prior to the effective time of the reverse stock split. Please see the following sections herein for further discussion on the treatment of shares held in street name: “Summary Term Sheet,” “Questions and Answers,” “The Special Meeting — Who Can Vote at the Special Meeting,” and “The Proposed Amendments — Exchange of Certificates; Payment of Cash Consideration.”

Sale of Shares in the Transaction

At the effective time of the transaction:

•	A certificate of amendment to our certificate of incorporation will be filed effecting the 1-for-200 reverse stock split, the form of which is attached to this proxy statement as Appendix A;

•
Our stockholders of record holding fewer than 200 shares of common stock in the aggregate (after aggregating all common stock certificates held by such record holder) immediately before the effective time of the reverse stock split will have their shares aggregated and converted into the right to receive $2.10 in cash for each such share owned before the reverse stock split;

•
William T. Comfort III, and if the number of shares to be purchased exceeds 119,047 shares, the purchaser of such excess shares as arranged by the Company, will be deemed to have purchased the shares immediately after the effective time of the reverse stock split and will pay $2.10 in cash for each share owned before the reverse stock split;

•	A certificate of amendment to our certificate of incorporation will be filed effecting the 200-for-1 forward stock split, the form of which is attached to this proxy statement as Appendix B;

•
All outstanding shares of common stock, including those shares aggregated and sold to Mr. Comfort and any other purchaser, will remain outstanding with all rights, privileges, and powers existing immediately before the transaction; and

•	All shares of common stock held in treasury by the Company will continue to be held in treasury by the Company with all rights, privileges, and powers existing immediately before the transaction.

We (along with any other person or entity to which we may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

•	make such inquiries, whether of any stockholder(s) or otherwise, as we may deem appropriate for purposes of effecting the transaction; and

•
resolve and determine, in our sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such inquiries, including, without limitation, any questions as to the number of shares held by any holder immediately before the effective time. All such determinations by us shall be final and binding on all parties, and no person or entity shall have any recourse against us or any other person or entity with respect thereto.

For purposes of effecting the transaction, we may, in our sole discretion, but without any obligation to do so:

•
presume that any shares of common stock held in a discrete account of record are held by a person distinct from any other person, notwithstanding that the registered holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

•	aggregate the shares held of record by any person or persons that we determine to constitute a single holder for purposes of determining the number of shares held by such holder.

Rule 12g5-1 under the Exchange Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the Exchange Act, securities shall be deemed to be “held of record” by each person who is identified as the owner of such securities on the records of security holders maintained by or on behalf of the issuer, subject to the following:

•
in any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice shall be included as a holder of record;

•	securities identified as held of record by a corporation, a partnership, a trust (whether or not the trustees are named), or other organization shall be included as so held by one person;

•
securities identified as held of record by one or more persons as trustees, executors, guardians, custodians or in other fiduciary capacities with respect to a single trust, estate, or account shall be included as held of record by one person;

•	securities held by two or more persons as co-owners shall be included as held by one person; and

•
securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

Exchange of Certificates; Payment of Cash Consideration

After the reverse stock split and pending surrender, all certificates representing shares of common stock that, under the terms of the transaction, would be converted into the right to receive cash would represent only the right to receive cash consideration after the transaction of $2.10 for each of such pre-split shares converted into the right to receive cash in the transaction, payable upon surrender of such certificates to the Transfer Agent acting as exchange agent.

Pursuant to the terms of the Fractional Share Purchase Agreement, William T. Comfort III would purchase, immediately following the effectiveness of the reverse stock split, the fractional shares resulting from the transaction up to a maximum of 119,047 shares. Once the Company receives the information regarding the total number of shares to be aggregated and purchased in the transaction from the Transfer Agent, it would deliver a notice to Mr. Comfort requesting payment for such, up to a maximum of 119,047 shares, shares at a price of $2.10 per pre-split share. Mr. Comfort would then pay all amounts due and payable for such shares to an account of the Transfer Agent within 24 hours of his receipt of such notice from the Company. If in any event the number of shares to be purchased in the transaction exceeds 119,047, the Company may arrange for the purchase of any excess shares by a third party, which may include employees of the Company and its subsidiaries other than the non-purchasing directors.

Promptly after the transaction, the Transfer Agent, acting as exchange agent, will mail to each holder who appears to have owned of record fewer than 200 shares of common stock in the aggregate (after aggregating all common stock certificates held by such record holder) immediately before the effective time of the transaction a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Transfer Agent) and instructions to effect the surrender of the certificates in exchange for the cash payment payable with respect to such certificates.

Upon surrender of any certificates for cancellation to the Transfer Agent, together with a letter of transmittal duly completed and executed and containing the certification that the holder of the certificates holds fewer than 200 shares of common stock in the aggregate (after aggregating all common stock certificates held by such record holder), the Transfer Agent would forward to such holder a cash payment payable with respect to the shares formerly represented by such certificates. All common stock certificates held of record by each record holder will be aggregated to determine whether such record holder holds fewer than 200 shares of common stock..

If any stockholder is entitled to receive cash in the transaction for his or her fractional shares and does not return the proper documentation to the Transfer Agent within one year following the effectiveness of the transaction, the Transfer Agent would transfer all remaining funds to a designated account set up by the Company for the purpose of forwarding payment from Mr. Comfort for the fractional shares purchased by him to any remaining stockholders whose shares have been converted into the right to receive cash in the transaction.

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are converted into the right to receive cash and whose addresses are unknown to the Company, or who do not return their common stock certificate(s) and request payment therefor, generally will have a period of years (depending on applicable state law) from the effective date of the transaction in which to claim the cash payment payable to them. Following the expiration of that period, the escheat laws of states of residence of stockholders, as shown by the records of the Company, generally provide for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state. If the Company does not have an address for the holder of record of the shares, then unclaimed cash-out payments, without interest, would be turned over to the Company’s state of incorporation, the state of Delaware, in accordance with its escheat laws.

If your shares are held in street name, under Delaware law the proposed charter amendments would not impact your shares. However, beneficial owners who hold less than 200 shares of common stock in street name may ensure that such shares would be subject to the transaction by working through your broker or other nominee to have such shares taken out of street name and registered directly in your name prior to the effective time of the reverse stock split.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM THE COMPANY TRANSFER AGENT. IF THE TRANSACTION IS APPROVED AT THE SPECIAL MEETING, LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE TRANSACTION IS COMPLETED.

Effective Time of Transaction

If the transaction is approved by our stockholders and implemented by the board of directors (refer to sections above entitled “Special Factors — Conditions to the Completion of the Transaction” and “Special Factors — Reservation of Rights”), it is anticipated that the transaction will occur as soon as practicable after the Special Meeting. However, the board of directors has reserved the right to defer the transaction until as late as 5:00 p.m. Eastern Time on the sixtieth business day following the special meeting, which is                     , 2007, or to abandon (and not implement) the transaction. See “Special Factors - Reservation of Rights” above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the shares of Common Stock as of the record date, by:

•	each person we know to be the beneficial owner of 5% or more of the outstanding shares of Common Stock based on our review of filings made with the Securities and Exchange Commission;

•	each executive officer;

•	each director; and

•	the executive officers and the directors as a group.

Except as indicated in the footnotes to the table, we believe that the persons named in the table have sole voting and investment power with respect to the shares of Common Stock indicated.

	Shares Beneficially Owned(2)
Name and Address of Beneficial Owner(1)	Number		Percent

Johnson & Johnson Development Corporation	301,077		5.2
William T. Comfort III	352,267		6.1
Charles E. Finelli	5,000	(3)	*
Robin P. Dummett	0		*
Ling S. Kwok	0		*
All directors and officers as a group (four persons)	357,267	(4)	6.1%

_________________________

*    Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)    The address of all individual directors and executive officers is c/o Ergo Science Corporation, 790 Turnpike Street, North Andover, Massachusetts 01845. The address of Johnson & Johnson Development Corporation is c/o Blair Flicker, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933-0001.

(2)    The number of shares of Common Stock issued and outstanding on the record date was 5,813,856. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of Common Stock issued and outstanding at the record date, plus shares of Common Stock subject to options held by such person at the record date. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

(3)    Consists entirely of shares of Common Stock subject to stock options held by Mr. Finelli on the record date.

(4)    Includes 5,000 shares of Common Stock subject to stock options held by the directors and executive officers on the record date.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Under our restated certificate of incorporation, the number of members of our Board is fixed from time to time by the Board. William T. Comfort III and Charles E. Finelli are Class I directors of the Company, Ling S. Kwok is the Class II director and Robin P. Dummett is the Class III director, and each will serve until annual meeting of stockholders to be held in 2008, 2006 and 2007, respectively, and until his respective successor has been elected and qualified.

The following table provides information concerning our directors and executive officers:

Name	Age	Position with the Company
Charles E. Finelli(1)	42	President, Chief Executive Officer, Secretary and Director
William T. Comfort III(1)(2)	40	Director
Robin P. Dummett(3)	35	Director
Ling S. Kwok(3)	35	Director and Vice President, Business Development

(1)    Member of the nominating committee.

(2)    Member of the compensation committee.

(3)    Member of the audit committee.

Executive officers are generally elected annually by the Board to serve at the discretion of the Board. A brief biography of each director and the executive officer follows:

CHARLES E. FINELLI, Class I director, joined our Board in March 2001 and was appointed Interim Chief Executive Officer in December 2003. Mr. Finelli has been in the private practice of law for ten years specializing in litigation. Mr. Finelli received his J.D. from the University of Arkansas School of Law.

WILLIAM T. COMFORT III, Class I director, joined our Board in January 2001. Mr. Comfort was a private equity investor with CVC Capital Partners, a leading private equity firm based in London, England, from February 1995 until December 2000. From February 2001 to February 2003 he served as a consultant to Citicorp Venture Capital (“CVC”). He is now principal of Conversion Capital Partners Limited, an investment fund headquartered in London, England. Mr. Comfort has served as a member of the board of directors of J.L. Halsey Corporation since June 2002 and has served as its chairman of the board since November 2002. Mr. Comfort also served as a stockholder and director of numerous public and private companies as a representative of CVC Capital Partners and CVC from which he has resigned. Mr. Comfort received his J.D. and L.L.M. in tax from New York University School of Law.

ROBIN P. DUMMETT, Class III director, joined our Board in September 2006. Mr. Dummett was a private equity investor with CVC Capital Partners, a leading private equity firm based in London, England, from January 1998 until April 2004. Mr. Dummett is now a partner of Conversion Capital Partners Limited, an investment fund headquartered in London, England. Mr. Dummett previously qualified as a mechanical engineer (BEng) from Nottingham University, Nottingham, U.K., subsequently working for ICI and PricewaterhouseCoopers where he qualified as a chartered accountant.

LING S. KWOK, joined us as Vice President of Business Development in December 2003. From September 2002 to December 2003, Mr. Kwok was involved in international charitable work. From February 2000 to September 2002, Mr. Kwok was an investment banker with Pacific Solutions Group with principal offices in New York, Beijing and Shanghai. From May 1996 to February 2000, Mr. Kwok worked for Morgan Stanley & Co. in New York. Mr. Kwok graduated with honors from Trinity College with double majors in Economics and Asian Studies.

COST OF SOLICITATION OF PROXIES

The cost of this solicitation will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may solicit proxies personally or by telephone or other electronic means. The Company may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the election of proxies, and the Company may reimburse such persons for their expenses in doing so. The Company has retained a professional proxy solicitation firm, Georgeson Inc., to solicit proxies on its behalf at a cost of $6,000 plus out-of-pocket expenses.

OTHER MATTERS

The only business which our management intends to present at the meeting consists of the matters set forth in this proxy statement. Management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy holders will vote thereon in their discretion.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street , N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an internet web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the site is http://www.sec.gov. Except as specifically incorporated by reference into this proxy statement, information on the SEC’s web site is not part of this proxy statement.

We have filed with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 with respect to the transaction. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC’s website.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

This document incorporates by reference the documents listed below that we have filed previously with the SEC. They contain important information about us and our financial condition.

Our Annual Report on Form 10-K for the year ended December 31, 2005; and our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2006.

We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to the Office of the Secretary at the following address: Ergo Science Corporation, 790 Turnpike Street, North Andover, Massachusetts 01845. These documents are also included in our SEC filings, which you can access electronically at the SEC’s website at http://www.sec.gov.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2006, stockholder proposals must be received no later than August 2, 2006 to be considered for presentation at such annual meeting, unless we notify the stockholders otherwise. Although not included in the proxy statement, proposals must be received no later than sixty days before the annual meeting or (if later) ten days after the first public notice of the meeting in order to be considered at the annual meeting. Proposals received after that date will not be voted on at the 2006 annual meeting. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

The board will consider any nominee recommended by stockholders for election at the annual meeting of the stockholders to be held in 2006 if that nomination is submitted in writing to Lisa DeScenza, Ergo Science Corporation, 790 Turnpike Street, North Andover, Massachusetts 01845.

All stockholder proposals should be marked for the attention of Lisa DeScenza, Ergo Science Corporation, 790 Turnpike Street, North Andover, Massachusetts 01845.

PRELIMINARY COPIES

                , 2007

ERGO SCIENCE CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD

January     , 2007

The undersigned hereby appoints Charles E. Finelli and Ling S. Kwok and each or either of them, with full power of substitution, with all the powers which the undersigned would possess if personally present, to vote as designated below, all shares of the $0.01 par value Common Stock of the undersigned of Ergo Science Corporation at a Special Meeting of Stockholders to be held at 10:00 a.m. on January , 2007, and at any adjournment thereof.

This proxy, when executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the proposals referred to below. The Board of Directors recommends voting FOR the proposals.

1. PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-200 REVERSE STOCK SPLIT, IMMEDIATELY FOLLOWED BY A 200-FOR-1 FORWARD STOCK SPLIT, OF THE COMPANY’S THEN ISSUED COMMON STOCK.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2. PROPOSAL TO AUTHORIZE ADJOURNMENT OF THE SPECIAL MEETING IF THE BOARD OF DIRECTORS DEEMS ADJOURNMENT NECESSARY IN ORDER TO SOLICIT ADDITIONAL PROXIES FOR APPROVAL OF ITEM 1.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

Receipt of Notice of Special Meeting and accompanying Proxy Statement is hereby acknowledged. Any proxy heretofore given to vote said shares is hereby revoked.

Please date, sign exactly as printed and return promptly in the enclosed postage-paid envelope.

(When signing as attorney, executor, administrator, trustee, guardian, etc. give title as such. If a joint account, each joint owner should sign personally.) Date: ____________________, 2007

Appendix A

Proposed Form of Amendment to Effect Reverse Stock Split

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ERGO SCIENCE CORPORATION

ERGO SCIENCE CORPORATION, a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 11:58 p.m., Eastern Time, on _____________, 2007.

THIRD: Article “IV” of the Corporation’s Certificate of Incorporation shall be and is hereby amended by adding the following Section 4 to the end thereof:

“4. Reverse Stock Split. Without regard to any other provision of this Restated Certificate of Incorporation, each one (1) share of Common Stock issued, including any shares of Common Stock held in treasury, immediately prior to 11:58 p.m., Eastern Time, on ______________ [insert date this amendment becomes effective] (the “Reverse Split Effective Time”) shall be and is hereby automatically reclassified and changed (without any further act) into one-two hundredth (1/200th) of a fully-paid and nonassessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of record of fewer than 200 shares of Common Stock immediately prior to the Reverse Split Effective Time, and provided further that such shares shall be (a) converted into only the right to receive a payment of an amount in cash equal to $2.10 per share of Common Stock held by such holders immediately prior to the Reverse Split Effective Time, and (b) aggregated and sold to any third party or parties pursuant to arrangements made by the Corporation. Immediately after the Reverse Split Effective Time, the aggregated fractional shares shall be deemed to have been purchased by and owned by any such third party or parties with whom the Corporation has arranged for the purchase of shares. Promptly after the Reverse Split Effective Time, the Corporation shall send or cause to be sent to all persons who were holders of record of fewer that 200 shares of Common Stock immediately prior to the Reverse Split Effective Time instructions for surrendering their certificates for such shares in exchange for receipt of the cash consideration therefor. Pending the surrender and exchange of such certificates, such certificates shall represent only the right of the record holder thereof to receive, upon surrender thereof, payment of the cash consideration therefor, at the rate of $2.10 for each share of Common Stock held immediately prior to the Reverse Split Effective Time, to which such holder has become entitled under this Section 4.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this ___day of ________________, 2007.

ERGO SCIENCE CORPORATION By: Name: Title:

A-1

Appendix B

Proposed Form of Certificate of Amendment to Effect Forward Stock Split

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ERGO SCIENCE CORPORATION

ERGO SCIENCE CORPORATION, a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 11:59 p.m., Eastern Time, on _________________, 2007.

THIRD: Article “IV” of the Corporation’s Certificate of Incorporation shall be and is hereby amended by adding the following Section 5 to the end thereof:

“5. Forward Stock Split. Without regard to any other provision of this Restated Certificate of Incorporation (but after giving effect to the reverse stock split and cash out of certain fractional share interests effected pursuant to Section 4 of this Article IV), each one (1) share of Common Stock issued, including any shares of Common Stock held in treasury, immediately prior to 11:59 p.m., Eastern Time, on ______________ [insert date this amendment becomes effective] (the “Forward Split Effective Time”) and each fractional share held by any holder of one or more whole shares of Common Stock immediately prior to the Forward Split Effective Time, including the fractional shares aggregated and sold to any third party or parties pursuant to arrangements made by the Corporation as described in Section 4 of this Article IV, shall be and is hereby automatically reclassified and changed (without any further act) into two hundred (200) fully-paid and nonassessable shares of Common Stock (or, with respect to such fractional shares, such lesser number of shares as may be applicable based upon such 200-for-1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this ______ day of ___, 2007.

ERGO SCIENCE CORPORATION By: Name: Title:

B-1